Exhibit 99.1

Item 6.	SELECTED FINANCIAL DATA.

(in millions, except per share data)	2008	2007	2006	2005	2004
Net Sales	$2,882.4	$2,576.4	$2,345.1	$2,201.8	$1,997.2
Earnings before Interest and Income Taxes	695.7	663.2	634.8	618.4	849.9	(1)
Interest Expense	(43.3)	—	—	—	—
Net Earnings attributable to shareholders	393.9	422.5	398.2	389.8	519.2

Basic and Diluted Earnings Per Share Attributable to Shareholders(2)	$2.32	$2.49	$2.34	$2.29	$3.05
Weighted Average Shares Outstanding(2)	170.0	170.0	170.0	170.0	170.0

Depreciation and Amortization	$52.1	$51.0	$49.5	$53.8	$57.4
Capital Expenditures	81.1	78.4	68.9	56.4	59.9

Total Assets	$1,361.4	$1,301.9	$1,204.3	$1,123.5	$1,103.3
Debt	2,000.0	—	—	—	—
Total Divisional Equity (Deficit)	(1,395.5)	637.8	592.4	464.8	451.1

(1)	Includes $325.3 million pre-tax gain on sale of Adult Nutrition Business.
(2)

On February 17, 2009, we completed the offering of 34.5 million shares of Class A common stock in an initial public offering (“IPO”). Prior to that date, we had 170 million shares of Class A and Class B common stock outstanding, all of which were owned by BMS. The weighted average number of common shares outstanding for the periods presented is calculated using the common stock outstanding prior to the IPO.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Item 1a. Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with our audited financial statements and the notes to our audited financial statements. Our results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in “Risk Factors”.

Overview of Our Business

We are a global leader in pediatric nutrition with approximately $2.9 billion in net sales for the year ended December 31, 2008. We are committed to creating trusted nutritional brands and products that help improve the health and development of infants and children around the world and provide them with the best start in life. Our Enfa family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. Our comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. We have over 100 years of innovation experience during which we have developed or improved many breakthrough or industry-defining products across each of our product categories. We operate in four geographic regions: North America, Europe, Asia and Latin America. Due to similarities in the economics, products offered, production process, customer base and regulatory environment, these operating regions have been aggregated into two reportable segments: North America/Europe and Asia/Latin America.

During 2008, our sales increased 11.9%, led by the Asia/Latin America segment where net sales increased by 23.8% compared with 2007. The Asia/Latin America segment now represents more than 50% of our global net sales and is characterized by broad based growth, a balanced portfolio of infant and children’s products and increasing investments in advertising and promotion. Our North America/Europe segment net sales increased by 1.1% over 2007, with an increase in Europe offset by a decline in the United States. 2008 performance in the United States has been affected by growth in private label products, due in part to the weakening economy, and the impact of WIC contract changes on our business. The global business experienced increases in dairy and other commodity costs in 2007 and 2008. Pricing actions have been implemented to compensate, although gross margin has declined as a percentage of sales. Earnings Before Interest and Income Taxes in our two reportable operating segments grew by $88.7 million in 2008 driven by strong sales growth. Net earnings attributable to shareholders, however, were down $28.6 million in 2008 due to initial public offering costs and interest expense.

Factors Affecting Our Results of Operations

Our operating results are primarily affected by the following factors:

Industry Growth

According to Euromonitor, the global pediatric nutrition industry has grown at a CAGR of approximately 11% from 2003 to 2008. We believe several trends have supported and will continue to support this growth, including the following:

•	favorable demographics;

•	increased consumer awareness of the importance of health and wellness;

•	enhanced nutritional insight;

•	innovation; and

•	consumer willingness to pay for premium and enhanced nutrition products.

Perceptions of Product Quality and Safety

We believe pediatric nutrition producers with a reputation for quality and safety should be able to command higher average selling prices and thereby generate higher gross margins than competitors who do not possess the same reputation. A decrease in the quality and safety of any particular product, whether real or perceived, could trigger wider negative perception of the decrease in the quality and safety of all producers, thereby affecting the industry generally. We believe our past growth has benefited from our brand recognition and from real and perceived safety and quality of our pediatric nutrition products. However, if a future market crisis involving any of our products should occur, especially if management fails to respond to such crisis in a timely and effective manner, our brand recognition and reputation could be severely damaged, which could adversely affect our results of operations. For example, melamine was found in Chinese dairy used in certain infant formula products of other manufacturers, which led to the deaths of several infants in September 2008. We do not use dairy or protein-containing raw ingredients from China at any of our manufacturing sites and we have not been adversely impacted by these events in China thus far. Events such as these, however, may create a perception of contamination risk among consumers with respect to all products in our industry.

Competition and Brand Recognition

The pediatric nutrition industry is intensely competitive. Our principal competitors, including Néstle S.A., Abbott Laboratories, Groupe Danone and Wyeth, all have substantial financial, marketing and other resources. In addition, we face significant competition from domestic producers and private label, store and economy brand manufacturers. In recent years, there has been growing demand, particularly in Asia, for premium pediatric nutrition products due to increasing consumer awareness of brand image and nutritional value of the products offered by leading producers.

Our success depends on sustaining the strength of our brands, particularly our Enfa family of brands. If we fail to promote and maintain the brand equity of our products, particularly our Enfa family of brands, across each of our markets, then consumer perception of its superior nutritional benefits may be diminished. If the difference in the value attributed to our products as compared to those of our competitors narrows, consumers may choose not to buy our products. In periods of economic uncertainty, these trends may be more pronounced.

Raw Material Supply and Prices

The per unit costs of producing our pediatric nutrition products are subject to the supply and price volatility of dairy and other raw materials, which are affected by global factors. For example, dairy prices are affected by factors such as geographic location, the impact of weather on dairy production, fluctuation in product availability, competition and inflation. Dairy costs are the largest component of our costs of products sold and our dairy costs have increased significantly over the past two years.

Increases in the price of dairy would negatively impact our gross margins if we are not able to offset such increases through increases in our selling price, change in product mix or cost reduction/productivity enhancement efforts. The prices of these materials may continue to rise due to a general increase in commodities prices, especially for agricultural products. This would in turn affect the unit costs of products sold for our pediatric nutrition products.

Foreign Exchange Movements

We market our portfolio of products in more than 50 countries in North America, Europe, Asia and Latin America. Due to the international aspect of our business, our net sales and expenses are influenced by foreign exchange movements. This impact is reflected across our results of operations discussed below.

Our Growth Strategies

We intend to grow our business profitably and enhance shareholder value by executing against the following strategic initiatives:

•	Building on our leadership position in our core businesses;

•	Continuing our leadership in product innovation;

•	Expanding into selected high-growth geographic markets and adjacent product categories; and

•	Continuously improving upon our manufacturing and global supply chain excellence.

Build on Our Leadership Position in Our Core Businesses

We intend to grow our business in our core countries and product categories by building loyal usage of our brands, introducing innovative product that differentiate us in the marketplace and leveraging our expertise in marketing to consumers and health care professionals. In addition, we will continue to implement best practices and insights using our balance of local, regional and global capabilities to execute the most effective programs in all markets. We have a successful business model based on acquiring new consumers and retaining them. We also intend to invest in order to attract, retain and train talented employees who are committed to improving the health of the world’s infants and children and who have world class capabilities in key business disciplines including marketing, sales, product development, supply chain and finance.

Continued Leadership in Innovation

Innovation is fundamental to our long-term growth and profitability. From 2003 to 2008, we have increased our investment in research and development (“R&D”) by 100% and established world-class professional capabilities in our R&D headquarters and regional labs. Our R&D teams drive the integration of nutritional science with marketing across all phases of the product development process. We believe we have a strong innovation pipeline that is focused on improving the health and development of infants and children, with a particular focus on brain development, allergy and tolerance issues, immunity, healthy growth and improved product experience. Investments in leading systems and processes will be used to reduce cycle times for projects in our pipeline, and we are planning to achieve a systematic flow of innovations. We believe our global R&D capabilities, the strength of our brands and our ability to convert advances in nutritional science into marketable product innovations will continue to allow us to successfully develop new products and improve existing products across each of our product categories.

Expansion into Selected High-Growth Geographic Markets and Adjacent Product Categories

Emerging markets in Asia, Eastern Europe and the Middle East are projected to experience continued growth. We have established replicable business models and developed a deep understanding of business drivers in our core markets that we believe will lead to success in selected new high-growth markets. We believe our global supply chain infrastructure, along with the strength of our business model and demand-creation capabilities, strategically positions us for further expansion into certain high-growth regions in which we currently have a more limited presence. In addition, there is a global trend of mothers seeking increased nutritional reassurance, and mothers and health care professionals alike associate the Mead Johnson name and the Enfa family of brands with the highest quality nutrition. We believe there are opportunities to extend our strong brand equities into select adjacent product categories through organic development, partnerships and acquisitions.

Continuously Improve Upon Our Manufacturing and Global Supply Chain Excellence

We seek to continuously improve the management and operation of our business by increasing efficiency in our operations at all stages of production, from sourcing of raw materials to manufacturing and distribution in local geographies. We maintained higher operating margins than those of our primary competitors in 2008, and we plan to continue to achieve incremental cost savings through broad-based organizational involvement.

Components of Our Net Sales and Expenses

Net Sales

Our net sales are primarily derived from powdered milk formulated for infants and children sold to retailers and distributors. Net sales are driven by a combination of factors that include, but are not limited to: (1) the overall number of infants and children in the geographic and demographic markets in which we operate, (2) the innovation and competitiveness of our product offering, (3) governmental regulations and economic dynamics in our markets and (4) increased consumer awareness of the importance of health and wellness and enhanced nutritional insight. Our net sales include various adjustments including, gross-to-net sales adjustments for WIC rebates, cash discounts and sales returns.

Our financial results include net sales of rebated WIC products which represented approximately 12% of total U.S. and Puerto Rico net sales for the year ended December 31, 2008. The WIC program is a U.S. Department of Agriculture program created to provide nutritious foods, nutrition education and referrals to health care professionals and other social services to those considered to be at nutritional risk, including low-income pregnant, postpartum and breastfeeding women and infants and children up to age five. It is estimated that approximately 51% of all infants born in the United States and Puerto Rico during the 12-month period ending December 31, 2008 benefited from the WIC program. Participation in the WIC program is an important part of our U.S. business based on the volume of infant formula sold under the program. Sales to WIC participants are primarily transacted through the retail network at full retail price. Rebates to the state WIC agencies are payable based on the number of eligible retail purchases by WIC participants, vouchers issued and the terms of the WIC contracts.

Expenses

Our expenses are made up of the following components:

•

Costs of products sold consist primarily of costs of materials that we use in the manufacture of our products. Historically, the cost of materials has represented a majority of our total costs of products sold. Our materials costs are influenced by inflation and fluctuations in global commodity prices, principally dairy, agricultural oils and tinplate. Plant conversion costs including labor and overhead make up most of the remainder of costs of products sold.

•

Marketing, selling and administrative expenses consist primarily of employee compensation and benefits, corporate and shared service allocations, occupancy, third-party selling, marketing and market research services. These expenses also include distribution expenses, which are primarily comprised of warehousing and freight costs. Marketing, selling and administrative expenses are driven by business strategy and inflation.

•

Advertising and product promotion expenses consist primarily of expenses related to media, samples, medical education and direct-to-consumer programs. Advertising and product promotion expenses are driven by marketing strategy and inflation.

•

Research and development expenses consist primarily of employee compensation and benefits, clinical studies and product development costs. Research and development expenses are driven by business strategy and the level of innovation and support for our products.

•

Other expenses, net, consist primarily of income or loss from a third-party manufacturing contract that is non-core to our pediatric nutrition business, gains and losses from the disposal of property, plant and equipment, the impact of certain foreign exchange gains and losses and other miscellaneous expenses.

BMS currently provides us with significant corporate and shared services functions. Our historical financial statements for all periods in this report reflect an allocation of these costs primarily within marketing, selling and administrative expenses. These allocations include costs related to corporate and shared services functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement, pensions and post retirement, stock based compensation and other services.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Below is a summary of comparative results of operations and a more detailed discussion of results for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2008	2007	% Change	2008	2007
Net Sales	$2,882.4	$2,576.4	11.9%	—	—
Expenses	2,186.7	1,913.2	14.3%	75.9%	74.3%
Earnings before Interest and Income Taxes	695.7	663.2	4.9%	24.1%	25.7%
Interest Expense	(43.3)	—	—	1.5%	—
Provision for Income Taxes	(251.4)	(233.6)	7.6%	8.7%	9.1%
Effective Tax Rate	38.5%	35.2%
Net Earnings attributable to noncontrolling interests	(7.1)	(7.1)	0.0%	0.2%	0.3%

Net Earnings attributable to shareholders	$393.9	$422.5	(6.8%)	13.7%	16.4%

Net Sales

Net sales for the year ended December 31, 2008 increased $306.0 million, or 11.9%, to $2,882.4 million compared to the year ended December 31, 2007. The percentage change in sales was driven by price increase of 8.5% and volume growth of 1.5%, and included a 1.9% positive foreign exchange impact. Net sales increased throughout Asia, Latin America and Europe offset by a slight decline in the United States. Net sales increased in all product categories, driven by pricing increases in response to increased dairy costs, the impact of increased advertising and promotion, regional expansion within key Asian markets, most notably China, and product innovation. Innovations launched in the period include the addition of prebiotics and an increase in the level of DHA in several of our products in Asia. Additionally, in North America, we launched Nutramigen AA®, an amino-acid based infant formula for infants with severe food allergies. The decline in the U.S. business was attributable to growth in private label products, due in part to the weakening economy, and the impact of WIC contract changes on our business.

We operate in two reportable segments: Asia/Latin America and North America/Europe. Our net sales based on those segments are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change	% Change Due to Foreign Exchange
Asia/Latin America	$1,516.9	$1,225.2	23.8%	3.2%
North America/Europe	1,365.5	1,351.2	1.1%	0.8%

Net Sales	$2,882.4	$2,576.4	11.9%	1.9%

Our Asia/Latin America segment represented 52.6% of net sales and our North America/Europe segment represented 47.4% of net sales for the year ended December 31, 2008. Asia/Latin America sales increased $291.7 million, or 23.8%, including a positive 3.2% foreign currency exchange impact, to $1,516.9 million in 2008. Growth in Asia/Latin America was broad-based across all major markets driven by pricing increases and strong volume growth in China and Hong Kong. The net sales growth is underpinned by higher advertising and promotion supporting new product launches including the addition of prebiotics and the increase in the level of DHA in some children’s nutrition products in Asia. In addition, we experienced a temporary increase in demand for our products in China due to the withdrawal of certain infant formula products of other manufacturers due to the presence of melamine in certain dairy materials sourced in-country. We do not use dairy or protein-containing raw ingredients from China in our products.

For the year ended December 31, 2008, North America/Europe sales increased $14.3 million, or 1.1%, including a positive 0.8% foreign currency exchange impact, to $1,365.5 million compared to the year ended December 31, 2007. This increase was due primarily to pricing increases offset by U.S. volume losses attributable to growth in private label products, due in part to the weakening economy, and the impact of WIC contract changes on our business.

We have three product categories: (1) infant formula, (2) children’s nutrition and (3) other. Our net sales based on those product categories are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change	% Change Due to Foreign Exchange
Infant Formula	$1,931.6	$1,788.1	8.0%	1.5%
Children’s Nutrition	855.9	696.5	22.9%	3.0%
Other	94.9	91.8	3.4%	2.5%

Net Sales	$2,882.4	$2,576.4	11.9%	1.9%

Net sales for the period increased in each of our product categories. For the year ended December 31, 2008, infant formula sales increased $143.5 million, or 8.0%, including a positive 1.5% foreign currency exchange impact, to $1,931.6 million compared to 2007. Growth in the sales of infant formula, which is sold in all regions, reflects a mix of the higher growth in the Asia/Latin America segment and the lower growth in the North America/Europe segment. Children’s nutrition products, sold primarily in the Asia/Latin America segment, increased $159.4 million, or 22.9%, including a positive 3.0% foreign currency exchange impact, to $855.9 million in 2008, in line with the broad-based growth across our key Asia and Latin America markets.

We recognize revenue net of various sales adjustments to arrive at net sales as reported on the statements of earnings. These adjustments are referred to as gross-to-net sales adjustments. The reconciliation of our gross sales to net sales was as follows:

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change
Gross Sales	$3,974.2	$3,717.2	6.9%
Gross-to-Net Sales Adjustments
WIC Rebates	(796.0)	(847.8)	(6.1%)
Sales Discounts	(87.9)	(66.3)	32.6%
Returns	(64.7)	(67.6)	(4.3%)
Cash Discounts	(46.9)	(48.0)	(2.3%)
Prime Vendor Charge-Backs	(42.2)	(47.5)	(11.2%)
Other Adjustments	(54.1)	(63.6)	(14.9%)

Total Gross-to-Net Sales Adjustments	(1,091.8)	(1,140.8)	(4.3%)

Total Net Sales	$2,882.4	$2,576.4	11.9%

For the year ended December 31, 2008, our gross sales increased $257.0 million, or 6.9%, to $3,974.2 million compared to the year ended December 31, 2007. Gross-to-net sales adjustments during the same period declined $49.0 million, or 4.3%, to $1,091.8 million. The decline was generated by changes in WIC rebates in North America due to the loss of the Western States Contracting Alliance, Texas, Minnesota and Iowa WIC contracts to other infant formula manufacturers during the fourth quarter of 2007, partially offset by the gain of California and Louisiana WIC contracts during the second half of 2007, as well as the gain of Illinois and Colorado WIC contracts during the first quarter of 2008. Sales discounts increased $21.6 million during the same period primarily in key Asia markets due to revenue growth and a change in retail sales mix to key customers with higher discounts. Other adjustments include coupons, contract discounts and various rebates. The decrease in other adjustments was driven primarily by a decline in consumer coupons.

Expenses

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2008	2007	% Change	2008	2007
Expenses:
Costs of Products Sold	$1,079.8	$948.7	13.8%	37.5%	36.8%
Marketing, Selling and Administrative	651.7	575.2	13.3%	22.6%	22.3%
Advertising and Product Promotion	369.3	318.5	15.9%	12.8%	12.4%
Research and Development	72.8	67.2	8.3%	2.5%	2.6%
Other Expenses—net	13.1	3.6	—	0.5%	0.1%

Total Expenses	$2,186.7	$1,913.2	14.3%	75.9%	74.3%

Costs of Products Sold

For the year ended December 31, 2008, costs of products sold increased $131.1 million, or 13.8%, to $1,079.8 million compared to the year ended December 31, 2007. This increase was driven primarily by global material price increases. In 2007, the market volatility in material prices was mitigated partially through the contractual pricing agreements we entered into during 2006 and prior periods. However, many of these contracts expired in late 2007, resulting in an increase in our costs of products sold in 2008. Additionally, the costs of products sold increase was driven by sales volume growth and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies. Furthermore, the cost increase as a percentage of sales was also driven by product mix changes as lower margin children’s nutrition products experienced more rapid volume gains than higher margin infant formulas.

Marketing, Selling and Administrative Expenses

For the year ended December 31, 2008, marketing, selling and administrative expenses increased $76.5 million, or 13.3%, to $651.7 million compared to the year ended December 31, 2007. The majority of this increase was due to $41.8 million of non-recurring costs related to our initial public offering and $19.3 million of higher corporate and shared service expense allocations. The marketing, selling and administrative expense increase was also driven by additional marketing efforts in Asia, including sales force expansion in China, and global salary and benefits increases due to inflation. Unfavorable foreign exchange impacts due to the weakening of the U.S. dollar also drove an increase in expense. Partially offsetting these increases was the absence of a $17.6 million bad debt expense in the first half of 2007 related to a distributor’s insolvency in Asia.

Advertising and Product Promotion Expenses

For the year ended December 31, 2008, advertising and product promotion expenses increased $50.8 million, or 15.9%, to $369.3 million compared to the year ended December 31, 2007. This increase was driven in large part by a strategic decision to increase various demand-generating activities in key Asian markets, investment in promotional programs in Mexico and by an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies.

Research and Development Expenses

For the year ended December 31, 2008, research and development expenses increased $5.6 million, or 8.3%, to $72.8 million compared to the year ended December 31, 2007. This increase was driven mainly by increased investment in clinical and discovery trials, salary and benefits inflation and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies.

Other Expense—net

For the year ended December 31, 2008, other expense—net increased $9.5 million, to $13.1 million compared to the year ended December 31, 2007. The increase was driven by the losses in 2008 on our supply agreement for our former Adult Nutrition business, which was divested in 2004, and a non-recurring gain on the 2007 divestiture of Cafcit, a pediatric pharmaceutical product.

Earnings before Interest and Income Taxes

Our Earnings Before Interest and Income Taxes (“EBIT”) are from our two reportable segments, North America/Europe and Asia/Latin America, reduced by Corporate and Other costs. Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global marketing and global supply chain costs.

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change
Total Earnings before Interest and Income Taxes	$695.7	$663.2	4.9%
Asia/Latin America	462.9	363.9	27.2%
North America/Europe	467.3	477.6	(2.2%)
Corporate and Other	(234.5)	(178.3)	31.5%

For the year ended December 31, 2008, Asia/Latin America EBIT increased $99.0 million, or 27.2%, to $462.9 million. This increase was primarily driven by growth in sales and the absence of $17.6 million bad debt expense in 2007 related to a distributor’s insolvency, partly offset by increases in material costs. During the same period, North America/Europe EBIT decreased $10.3 million, or 2.2%, to $467.3 million compared to the year ended December 31, 2007, driven by sales declines in the United States and increases in material costs. During the same period, Corporate and Other costs increased $56.2 million, or 31.5%, to $234.5 million. This was principally due to $44.8 million in expenses related to our initial public offering and an increase in corporate and shared service expense allocations from $90.1 million for the year ended December 31, 2007, to $112.1 million for the year ended December 31, 2008.

Income Taxes

The effective tax rate for the year ended December 31, 2008 increased from 35.2% to 38.5%, compared to the year ended December 31, 2007. The increase in the effective tax rate was driven primarily by the capitalization in 2008 of certain initial public offering expenses for tax purposes, the benefit of certain basis differences reflected in the 2007 effective tax rate and changes in the mix of earnings by jurisdiction.

Interest Expense

Interest expense represents interest incurred on the $2,000.0 million note payable issued in August 2008. See “Item 8. Financial Statements—Note 3. Related Parties and Note 21. Subsequent Events.”

Net Earnings Attributable to Noncontrolling Interests

Net Earnings Attributable to Noncontrolling Interests consists almost entirely of an 11% noncontrolling interest in our joint venture in China.

Net Earnings Attributable to Shareholders

For the foregoing reasons, for the year ended December 31, 2008, net earnings attributable to shareholders decreased $28.6 million, or 6.8%, to $393.9 million compared to the year ended December 31, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Below is a summary of comparative results of operations and a more detailed discussion of results for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2007	2006	% Change	2007	2006
Net Sales	$2,576.4	$2,345.1	9.9%	—	—
Expenses	1,913.2	1,710.3	11.9%	74.3%	72.9%
Earnings before Interest and Income Taxes	663.2	634.8	4.5%	25.7%	27.1%
Provision for Income Taxes	(233.6)	(230.1)	1.5%	9.1%	9.8%
Effective Tax Rate	35.2%	36.2%
Net Earnings attributable to noncontrolling interests	(7.1)	(6.5)	9.2%	0.3%	0.3%

Net Earnings attributable to shareholders	$422.5	$398.2	6.1%	16.4%	17.0%

Net Sales

For the year ended December 31, 2007, global net sales increased $231.3 million to $2,576.4 million compared to the year ended December 31, 2006. The percentage change in sales was driven by price of 3.4% and volume growth of 3.2%, and included a 3.3% positive foreign exchange impact. The business grew in all regions and all product categories, with strong broad-based growth across our key Asia markets.

Net sales based on our segments are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change	% Change Due to Foreign Exchange
Asia/Latin America	$1,225.2	$1,054.6	16.2%	5.7%
North America/Europe	1,351.2	1,290.5	4.7%	1.3%

Net Sales	$2,576.4	$2,345.1	9.9%	3.3%

Our Asia/Latin America segment represented 47.6% of net sales and our North America/Europe segment represented 52.4% of net sales for the year ended December 31, 2007. Asia/Latin America sales increased $170.6 million, or 16.2%, including a favorable 5.7% foreign currency exchange impact, to $1,225.2 million. Growth was broad-based with the top Asian markets all showing double digit increases in net sales. During the same period, North America/Europe net sales increased $60.7 million, or 4.7%, including a positive 1.3% foreign currency exchange impact, to $1,351.2 million in 2007 compared to 2006. Sales growth was driven in the United States by a third quarter price increase and additional WIC sales from the new California contract, which was offset partially by the Texas and the Western States Contracting Alliance contract losses and by the loss of regulatory exclusivity for Cafcit, a pediatric pharmaceutical product since divested.

Net sales based on our product categories are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change	% Change Due to Foreign Exchange
Infant Formula	$1,788.1	$1,634.8	9.4%	2.4%
Children’s Nutrition	696.5	603.8	15.4%	5.6%
Other	91.8	106.5	(13.8)%	3.7%

Net Sales	$2,576.4	$2,345.1	9.9%	3.3%

Net sales for the period increased in the infant formula and children’s nutrition product categories. For the year ended December 31, 2007, the infant formula business increased $153.3 million, or 9.4%, including a favorable 2.4% foreign currency impact, to $1,788.1 million compared to the year ended December 31, 2006. We maintained a strong position in infant formula products sold in the United States, with 5.0% growth in net sales. Children’s nutrition products, which are almost entirely sold in the Asia/Latin America segment, increased $92.7 million, or 15.4%, including a favorable 5.6% foreign currency exchange impact, to $696.5 million during the same period, primarily due to broad-based growth across our key Asian markets. The decrease in other sales was due mainly to a $17 million decline in net sales of Cafcit, a pediatric pharmaceutical product, due to the loss of regulatory exclusivity in the fourth quarter of 2006 and its divestment in the fourth quarter of 2007.

The reconciliation of our gross sales to net sales was as follows:

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change
Gross Sales	$3,717.2	$3,480.1	6.8%
Gross-to-Net Sales Adjustments
WIC Rebates	(847.8)	(871.9)	(2.8)%
Sales Discounts	(66.3)	(55.0)	20.5%
Returns	(67.6)	(65.2)	3.7%
Cash Discounts	(48.0)	(47.9)	0.2%
Prime Vendor Charge-Backs	(47.5)	(46.7)	1.7%
Other Adjustments	(63.6)	(48.3)	31.7%

Total Gross-to-Net Sales Adjustments	(1,140.8)	(1,135.0)	0.5%

Total Net Sales	$2,576.4	$2,345.1	9.9%

For the year ended December 31, 2007, our gross sales increased $237.1 million, or 6.8%, to $3,717.2 million compared to the year ended December 31, 2006. Gross-to-net sales adjustments during the same period increased $5.8 million, or 0.5%, to $1,140.8 million. This decline was largely the result of changes in WIC rebates in North America due to the loss of Georgia and the New England and Tribal Organization WIC contracts to other infant formula manufacturers in the fourth quarter of 2006, as well as the Western States Contracting Alliance, Texas, Minnesota and Iowa WIC contracts during the fourth quarter of 2007. These declines were partially offset by the addition of the Michigan WIC contract during the fourth quarter of 2006, as well as California and Louisiana WIC contracts during the second half of 2007. In addition, sales discounts increased $6.5 million during the same period in key Asian markets due to a change in retail sales mix resulting in increased gross sales to key customers with higher discounts and a $5.1 million increase from a distributor model change. Other adjustments include coupons, contract discounts and various rebates. The increase in other adjustments was driven primarily by an increase in consumer coupons.

Expenses

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2007	2006	% Change	2007	2006
Expenses:
Costs of Products Sold	$948.7	$850.4	11.6%	36.8%	36.3%
Marketing, Selling and Administrative	575.2	504.3	14.1%	22.3%	21.5%
Advertising and Product Promotion	318.5	290.6	9.6%	12.4%	12.4%
Research and Development	67.2	62.0	8.4%	2.6%	2.6%
Other Expenses—net	3.6	3.0	20.0%	0.1%	0.1%

Total Expenses	$1,913.2	$1,710.3	11.9%	74.3%	72.9%

Costs of Products Sold

For the year ended December 31, 2007, costs of products sold increased $98.3 million, or 11.6%, to $948.7 million compared to the year ended December 31, 2006. The increase was driven by sales volume growth, dairy price increases and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies. Furthermore, the cost increase as a percentage of sales was driven by product mix changes as children’s nutrition products carry a higher cost of products sold on a percentage of sales basis as compared to infant formula.

Marketing, Selling and Administrative Expenses

For the year ended December 31, 2007, marketing, selling and administrative expenses increased $70.9 million, or 14.1%, to $575.2 million compared to the year ended December 31, 2006. This increase was driven by a $17.6 million bad debt expense related to a distributor insolvency, increased corporate and shared service expense allocations of $11.7 million from BMS, unfavorable foreign exchange due to the weakening of the U.S. dollar versus foreign currencies and global salary and benefits inflationary increases. The increase in corporate allocations included costs related to information management and corporate insurance.

Advertising and Product Promotion Expenses

For the year ended December 31, 2007, advertising and product promotion expenses increased $27.9 million, or 9.6%, to $318.5 million compared to the year ended December 31, 2006. This increase was driven by strategic decisions regarding investment to support sales growth.

Research and Development Expenses

For the year ended December 31, 2007, research and development expenses increased $5.2 million, or 8.4%, to $67.2 million compared to the year ended December 31, 2006. The rate of increase reflected the full-year staffing impact of the regional development centers in Asia and Latin America.

Earnings before Interest and Income Taxes

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change
Total Earnings before Interest and Income Taxes	$663.2	$634.8	4.5%
Asia/Latin America	363.9	335.9	8.3%
North America/Europe	477.6	460.3	3.8%
Corporate and Other	(178.3)	(161.4)	10.5%

For the year ended December 31, 2007, Asia/Latin America EBIT increased $28.0 million, or 8.3%, to $363.9 million compared to the year ended December 31, 2006. The increase in EBIT for the Asia/Latin America segment was primarily driven by a 16.2% increase in net sales during the same period, partially offset by a bad debt expense of $17.6 million related to a distributor’s insolvency. For the same period, North America/Europe EBIT increased $17.3 million, or 3.8%, to $477.6 million compared to the prior year. The increase in EBIT for North America/Europe was primarily driven by a 4.7% increase in net sales during the same period. For the same period, Corporate and Other costs increased $16.9 million, or 10.5%, to $178.3 million compared to the year ended December 31, 2006. This was due to an increase in corporate insurance and information management expenses allocated from BMS.

Income Taxes

The effective tax rate for the year ended December 31, 2007 decreased to 35.2% from 36.2%, compared to the year ended December 31, 2006. This reduction in the effective tax rate was driven primarily by the benefit of certain basis differences. For the year ended December 31, 2007, our provision for income taxes increased $3.5 million, or 1.5%, to $233.6 million compared to the year ended December 31, 2006, due to higher pre-tax earnings.

Net Earnings Attributable to Shareholders

For the foregoing reasons, for the year ended December 31, 2007, net earnings attributable to shareholders increased $24.3 million, or 6.1%, to $422.5 million compared to the year ended December 31, 2006.

Financial Position, Liquidity and Capital Resources

Overview

Our primary sources of liquidity are cash from operations and available borrowings under our $410.0 million revolving credit facility. Cash flows from operating activities represent the inflow of cash from our customers and the outflow of our cash for inventory purchases, operating expenses and taxes. Cash flows used in investing activities primarily represent capital expenditure for equipment, buildings and computer software. Cash flows used in financing activities historically have represented the transfer of cash to BMS.

As an operating division, we have not reported cash or cash equivalents on our balance sheet for the periods presented. Historically, BMS has managed the treasury relationships for receiving and disbursing cash to cover all cash flow activity from operations and investing activities. In the future, we believe that cash from operations will be sufficient to support our working capital needs, pay our operating expenses, satisfy debt obligations, fund capital expenditures and make dividend payments. In addition, we will have $410.0 million available to us under our revolving credit facility.

	Year Ended December 31,
(Dollars in millions)	2008	2007	2006
Cash flow provided by/(used in):
Operating Activities	$489.0	$478.7	$358.4
Investing Activities	(79.4)	(74.2)	(63.0)
Financing Activities	(409.6)	(404.5)	(295.4)

Net change in Cash and Cash Equivalents	$—	$—	$—

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net cash provided by operating activities increased $10.3 million to $489.0 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. This increase was due to a reduction in working capital in 2008 as compared to an increase in 2007, offset by a decline in net earnings attributable to shareholders of $28.6 million which was driven by initial public offering expenses and interest costs. The favorable change in working capital is due to increases in accounts payable and accrued expenses. Net cash used in investing activities increased $5.2 million to $79.4 million for the same period, due to an increase in capital expenditures and a decrease in the proceeds from the sale of equipment and a trademark.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net cash provided by operating activities increased $120.3 million to $478.7 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. This increase was driven by a $24.3 million increase in net earnings attributable to shareholders and an increase of $68.8 million due to a reduced build in working capital in 2007 as compared to 2006. The favorable working capital change is due to changes in accounts payable and accrued expenses primarily due to increased commodity costs and salary and benefit accruals. Net cash used in investing activities increased $11.2 million to $74.2 million for the same period, primarily related to quality and capacity investments at our production facilities and an increase in capitalized software to support formulation management and web based sales capabilities.

Capital Expenditures

Our capital expenditures increased $2.7 million to $81.1 million for the year ending December 31, 2008 compared to the year ended December 31, 2007, which is consistent with historical growth rates. We expect our capital expenditures to increase significantly in 2009 to support manufacturing and research and development capabilities as well as global software and hardware purchases. Capital expenditures in 2009 will include the expansion of our Research and Development Technology Center.

Debt

On August 26, 2008, we declared and issued a dividend in the form of a note in an amount of $2,000.0 million bearing an annual interest rate of 6.1% to BMS. On February 17, 2009, we restructured this note into three senior unsecured notes of $744.2 million, $500.0 million and $500.0 million, respectively. The first note, in the amount of $744.2 million, matures in February 2014 and bears interest at a floating rate per annum equal to LIBOR plus 3.0%, payable quarterly. Starting June 1, 2010 and continuing through December 31, 2013, we will make quarterly principal payments of $18.8 million. The second note, in the amount of $500.0 million, matures in February 2016 and bears interest at a fixed rate per annum equal to 6.43%, payable semiannually. This note is not subject to amortization payments. The third note, in the amount of $500.0 million matures in February 2019 and bears interest at a fixed rate per annum equal to 6.91%, payable semiannually. This note is not subject to amortization payments.

In addition, we and BMS agreed that our opening cash balance at the date of the initial public offering of our stock would be $250.0 million to meet our operating requirements. The resulting debt on our balance sheet at the time of the offering was $1,750.0 million, excluding our capital lease obligations and including $5.8 million of debt in our international subsidiaries. We believe that cash flows from operations and available borrowings under our $410.0 million revolving credit facility will be sufficient to service our debt. See “Item 13. Certain Relationships and Related Transactions, and Director Independence” for further discussion.

Revolving Credit Facility Agreement

On February 17, 2009, we entered into a three-year syndicated revolving credit facility agreement (“Credit Facility”). The Credit Facility is unsecured and repayable on maturity in February 2012, subject to annual extensions if sufficient lenders agree. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the facility agreement is $410.0 million, which amount may be increased from time to time up to $500.0 million at our request, subject to customary conditions contained in the Credit Facility. The proceeds of the Credit Facility are to be used for working capital and other general corporate purposes.

Borrowings under the Credit Facility will bear interest either at (a) LIBOR for specified interest periods plus a margin determined with reference to our consolidated leverage ratio, or (b) a floating rate based upon JPMorgan Chase Bank’s prime rate, the Federal Funds rate or LIBOR plus, in each case, a margin determined with reference to our consolidated leverage ratio. The margin on the borrowings can range from 1.125% to 2.65% over the applicable base.

Our subsidiaries may become borrowers under the Credit Facility.

The Credit Facility contains customary covenants, including covenants applicable to us limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Facility also contains the following financial covenants:

•

We are required to maintain a ratio of (a) consolidated total debt to (b) consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) of not greater than 3.25 to 1.0. Compliance with this covenant is tested on the last day of each fiscal quarter and as a condition precedent to each credit extension under the Credit Facility

•

We are required to maintain a ratio of (i) consolidated EBITDA to (ii) consolidated interest expense of at least 3.00 to 1.00. Compliance with this covenant is tested on the last day of each fiscal quarter for the preceding four consecutive fiscal quarters

In addition, the Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements.

2009 Operational Changes

The results of operations during 2009 will reflect several adjustments related to our separation from BMS, as described below.

•	Operating model changes

•	Delays in establishing new operating subsidiaries

•	Increases in stand-alone public company costs

•	Separation costs associated with the initial public offering

•	Interest expense

In addition to these items that impact 2009 results of operations, there will be several adjustments to the balance sheet related to our separation from BMS. These include the recognition of a pension liability, inclusion of cash balances and restructuring of related party debt and divisional equity. See “Item 8. Financial Statements-Note 21. Subsequent Events.”

Operating Model Changes

In Europe, we will transition from using BMS to distribute our products to a third-party distributor model. This will have the effect of reducing our net sales by the amount of the distributors’ margin and lowering costs for distribution-related expenses that historically have been recorded in our marketing, selling and administrative expenses. Had this model been in effect during 2008, we estimate that sales and EBIT would have been reduced by approximately $8.0 million and $5.0 million, respectively.

In Mexico, we will operate our business through a newly formed operating subsidiary. Had this model been in effect during 2008, we estimate that employee profit sharing within the MJN operating subsidiary would have increased expenses by approximately $3.0 million. Furthermore, a BMS subsidiary will lease to our Mexico operating subsidiary all of the property, plant and equipment at our manufacturing facility in Delicias under a 20-year lease that will be treated as a capital lease. This will result in an increase in “Interest Expense” and “Other Liabilities” related to the lease payments.

Delays in Establishing New Operating Subsidiaries

In Brazil, our ability to operate a new stand-alone subsidiary will be delayed for a period of time due to certain statutory and regulatory requirements for permits and applications. Until we are able to operate as a stand-alone entity in Brazil, BMS will distribute and record sales for our products. We will conduct marketing activities and record service revenue equal to our marketing costs plus a markup. Had this model been in effect during 2008, we estimate that our sales would have been reduced by approximately $28.0 million with a minimal impact to EBIT.

Stand-alone Public Company Costs

MJN results historically have included corporate and shared service cost allocations from BMS. As a stand-alone company, we will build these capabilities through a combination of transition services agreements and transferred and incremental costs. We will incur additional costs for financial reporting and compliance, corporate governance, treasury and investor relations activities. We estimate that our general and administrative expenses will increase in 2009 by approximately $30.0 million to $36.0 million, including service charges by BMS and expenses for services not included in the transition service agreements.

Separation Costs

We have incurred in 2008 and expect to incur in 2009, separation costs in connection with the initial public offering, including costs related to legal, accounting, systems implementation and consulting services. Our 2008 results include separation costs of $44.8 million, and we expect these costs to be approximately $29.0 million to $35.0 million in 2009.

Interest Expense

On August 26, 2008, we issued a $2,000.0 million intercompany note to BMS and incurred interest expense of $43.3 million in 2008. In 2009, we will incur a full year of interest expense on the restructured notes. See “Item 8. Financial Statements-Note 3. Related Parties and Note 21. Subsequent Events.”

Contractual Obligations and Commitments

As of December 31, 2008, our significant contractual obligations and other commitments were as follows:

	Payments due by December 31,
(Dollars in millions)	2009	2010	2011	2012	2013	Thereafter	Total
Operating Lease Obligations	$14.6	$7.7	$6.1	$5.5	$5.4	$25.8	$65.1
Capital Lease Obligations	0.2	0.2	0.2	0.2	0.2	0.4	1.4
Purchase Obligations	29.2	25.5	23.1	12.5	6.9	52.2	149.4
Related Party Debt*	2,043.3	—	—	—	—	—	2,043.3

Total	$2,087.3	$33.4	$29.4	$18.2	$12.5	$78.4	$2,259.2

*	Amount represents the $2,000.0 million note payable to BMS and related interest. This note is classified as noncurrent on our balance sheet as it was amended and restructured on February 17, 2009, into three notes, which are payable in more than one year, and a portion of which was forgiven. See “Item 8. Financial Statements-Note 21. Subsequent Events.”

Our operating lease obligations are generally related to real estate leases for manufacturing assets or offices and vehicle leases. Capital lease obligations relate to assets utilized for interplant transportation of materials and finished goods. Purchase obligations are generally for unconditional commitments related to the purchase of materials used in manufacturing and for promotional services. The table above does not include $17.9 million in uncertain tax positions due to the uncertainty related to the timing of the reversal of those positions.

See “Item 8. Financial Statements-Note 21. Subsequent Events” for discussion of various agreements entered into subsequent to December 31, 2008.

Off-Balance Sheet Arrangements

We do not currently use off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure nor do we currently maintain any other off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Critical Accounting Policies

In presenting our financial statements in conformity with U.S. GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures.

Some of the estimates and assumptions that we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions. Actual results may differ significantly from these estimates. Future results may differ from our estimates under different assumptions or conditions.

We believe that the critical accounting policies listed below involve our more significant judgments, assumptions and estimates and, therefore, could have the greatest potential impact on our financial statements.

For further information on our critical and other significant accounting policies, see “Item 8. Financial Statements.”

Basis of Presentation

Our financial statements have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the Mead Johnson Nutrition business. The statements of earnings also include corporate and shared service expense allocations for certain corporate functions historically provided to us by BMS, including general corporate expenses such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations were based on specific identification or the percentage of our revenues and headcount to the respective total BMS revenues and headcount. These allocations are reflected in the statements of earnings, primarily within marketing, selling and administrative, and totaled $112.1 million, $90.1 million, and $80.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Allocation costs in prior years have been revised from previously disclosed amounts. The disclosure now excludes information management costs dedicated to MJN and includes stock based compensation and pension costs. This change in disclosure had no impact on amounts presented in the financial statements. We consider these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense we would have incurred as a stand-alone company. Actual costs that may have been incurred if we had been a stand-alone company in 2008, 2007 and 2006 would depend on a number of factors, including our chosen organizational structure, what functions were outsourced or performed by our employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS has not allocated debt or external debt interest cost to us because none of the debt recorded by BMS is directly related to our business, which is self-funding.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date of receipt by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, WIC rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. We offer sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of revenue.

WIC rebate accruals were $194.7 million and $197.6 million at December 31, 2008, and 2007, respectively, which are included in accrued rebates and returns. We participate on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, we reimburse these entities for the difference between our wholesaler list price and the contract price on eligible products. We account for WIC contract rebates by establishing an accrual in an amount equal to our estimate of WIC rebate claims attributable to a sale. We determine our estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. We consider levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjust the accrual quarterly to reflect actual expense. Rebates under the WIC program reduced revenues by $796.0 million, $847.8 million, and $871.9 million in the years ended December 31, 2008, 2007 and 2006, respectively.

Sales return accruals were $29.3 million and $30.7 million at December 31, 2008 and 2007, respectively, which are included in accrued rebates and returns. We account for sales returns in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to our estimate of sales recorded for which the related products are expected to be returned. We determine our estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also consider other factors that could impact sales returns. Returns reduced sales by $64.7 million, $67.6 million and $65.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Income Taxes

During the periods presented, we did not file separate tax returns, as we were included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in the financial statements was calculated using the separate return basis, as if we were a separate stand-alone taxpayer.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

With the exception of Mead Johnson-dedicated entities, we do not maintain taxes payable to or from BMS and are deemed to settle the annual current tax balances immediately with the tax paying legal entities in their respective jurisdictions. These settlements are reflected as changes in divisional equity.

We adopted the Financial Accounting Standards Board (“FASB”) Interpretation Number (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2007. As a result of the adoption of this accounting pronouncement, we derecognized $4.8 million of previously recognized tax benefits, which were accounted for as a decrease to the opening balance of divisional equity.

Impairment of Long-Lived Assets

We periodically evaluate whether current facts or circumstances indicate that the carrying value of our depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. We report an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an assessment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, is recorded as costs of products sold.

Goodwill and Other Intangible Assets

Goodwill is tested for impairment using a two-step process on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. We complete our annual goodwill impairment assessment during the first quarter and monitor for any potential impairment in the remaining quarters, neither of which indicated an impairment of goodwill in 2008, 2007 or 2006.

Other intangible assets, consisting of a trademark and computer software, are amortized on a straight-line basis over their useful lives, ranging from 3 to 7.5 years. All other intangible assets are evaluated for impairment as described in “Impairment of Long-Lived Assets” above.

Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations, product and/or environmental, health, and safety liabilities, and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, we record accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. We, in accordance with SFAS No. 5, do not recognize gain contingencies until realized. For a discussion of contingencies, see “Item 8. Financial Statements.”

Recent Accounting Pronouncements

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for financial assets and liabilities and any other assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. Our adoption of SFAS No. 157 did not have a material effect on our financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. We are currently in the process of evaluating the impact of adopting this pronouncement for other non-financial assets or liabilities.

The Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. This pronouncement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The pronouncement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. As a result of adoption the following retroactive adjustments were made: the December 31, 2008 and 2007 noncontrolling interests balance of $5.4 and $7.0, respectively, previously presented as $5.4 and $7.0 of minority interest, have been presented as part of total equity (deficit). Also, noncontrolling interests have been presented as a reconciling item in the statements of earnings, the statements of comprehensive income and changes in divisional equity (deficit) and the statements of cash flows for the years ended December 31, 2008, 2007 and 2006.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 will not have a material impact on our financial statements.

For additional discussion of recent accounting pronouncements, see “Item 8. Financial Statements.”

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Mead Johnson Nutrition Company

Evansville, Indiana

We have audited the accompanying balance sheets of Mead Johnson Nutrition, a division of Bristol-Myers Squibb Company (the “Division”), as of December 31, 2008 and 2007, and the related statements of earnings, comprehensive income and changes in divisional equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and financial statement schedule are the responsibility of the Division’s management. Our responsibility is to express an opinion on the financial statements and such financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Division is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Mead Johnson Nutrition and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the financial statements, the financial statements include allocations of expenses from Bristol-Myers Squibb Company. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Division operated as a separate entity apart from Bristol-Myers Squibb Company.

As discussed in Note 2 to the financial statements, on January 1, 2009 Mead Johnson Nutrition adopted Statement of Financial Accounting Standards No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, and retrospectively adjusted all periods presented in the financial statements for the change. Additionally, as discussed in Notes 2 and 6 to the financial statements, Bristol-Myers Squibb Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/    DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 27, 2009

(October 28, 2009 as to the effect of the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, as disclosed in Notes 2 and 4.)

AUDITED FINANCIAL STATEMENTS OF MEAD JOHNSON NUTRITION, A DIVISION OF

BRISTOL-MYERS SQUIBB COMPANY

MEAD JOHNSON NUTRITION

STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(Dollars and Shares in millions, except Per Share Data)

	December 31,
	2008	2007	2006
NET SALES	$2,882.4	$2,576.4	$2,345.1

EXPENSES:
Costs of Products Sold	1,079.8	948.7	850.4
Marketing, Selling, and Administrative	651.7	575.2	504.3
Advertising and Product Promotion	369.3	318.5	290.6
Research and Development	72.8	67.2	62.0
Other Expenses—net	13.1	3.6	3.0

Total Expenses	2,186.7	1,913.2	1,710.3

EARNINGS BEFORE INTEREST AND INCOME TAXES	695.7	663.2	634.8

INTEREST EXPENSE	(43.3)	—	—

EARNINGS BEFORE INCOME TAXES	652.4	663.2	634.8

PROVISION FOR INCOME TAXES	(251.4)	(233.6)	(230.1)

NET EARNINGS	401.0	429.6	404.7

Less Net Earnings attributable to noncontrolling interests	(7.1)	(7.1)	(6.5)

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$393.9	$422.5	$398.2

BASIC AND DILUTED NET EARNINGS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS	$2.32	$2.49	$2.34

Weighted Average Shares Outstanding	170.0	170.0	170.0

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN DIVISIONAL EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions)

	Total Equity (Deficit)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Comprehensive Income
BALANCE—January 1, 2006	$464.8	$467.2	$(9.0)	$6.6

Comprehensive Income:
Net Earnings	404.7	398.2		6.5	$404.7
Currency Translation—net of tax liability of $3.0	12.1		12.1		12.1

Total Comprehensive Income					416.8
Less: Comprehensive income attributable to noncontrolling interests					6.5

Comprehensive income attributable to shareholders					$410.3

Distributions to Noncontrolling Interests	(6.6)			(6.6)
Net Transfers to Parent	(282.7)	(282.7)

BALANCE—December 31, 2006	592.3	582.7	3.1	6.5

Comprehensive Income:
Cumulative Effect of Adoption of FIN No. 48	(4.8)	(4.8)
Net Earnings	429.6	422.5		7.1	$429.6
Currency Translation—net of tax liability of $9.4	18.3		18.3		18.3

Total Comprehensive Income					447.9
Less: Comprehensive income attributable to noncontrolling interests					7.1

Comprehensive income attributable to shareholders					$440.8

Distributions to Noncontrolling Interests	(6.6)			(6.6)
Net Transfers to Parent	(391.0)	(391.0)

BALANCE—December 31, 2007	637.8	609.4	21.4	7.0

Comprehensive Income:
Net Earnings	401.0	393.9		7.1	$401.0
Currency Translation—net of tax benefit of $6.5	(39.1)		(42.1)	3.0	(42.1)
Unrealized Gain (Loss) on Derivatives—net of tax liability of $1.9	5.2		5.2		5.2

Total Comprehensive Income					$364.1
Less: Comprehensive income attributable to noncontrolling interests					7.1

Comprehensive income attributable to shareholders					$357.0

Distributions to Noncontrolling Interests	(11.7)			(11.7)

Related Party Debt	(2,000.0)	(2,000.0)
Net Transfers to Parent	(388.7)	(388.7)

BALANCE—December 31, 2008	$(1,395.5)	$(1,385.4)	$(15.5)	$5.4

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(Dollars in millions)

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Receivables—net of allowances of $7.0 and $29.9, respectively	$262.7	$283.0
Inventories	354.3	301.2
Deferred Income Taxes—net of valuation allowance	70.9	66.8
Foreign Income Taxes Receivable	4.5	3.6
Prepaid Expenses and Other Assets	24.7	32.9

Total Current Assets	717.1	687.5

Property, Plant, and Equipment—net	453.6	439.7
Goodwill	117.5	117.5
Other Intangible Assets—net	39.2	32.5
Deferred Income Taxes—net of valuation allowance	2.0	3.2
Other Assets	32.0	21.5

TOTAL	$1,361.4	$1,301.9

LIABILITIES AND DIVISIONAL EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts Payable	$198.5	$166.5
Accrued Expenses	172.3	118.3
Accrued Rebates and Returns	250.6	259.3
Deferred Income—current	18.1	10.9
Deferred Income Taxes—current	0.1	0.1
U.S. and Foreign Income Taxes Payable	13.2	7.6

Total Current Liabilities	652.8	562.7

Related Party Debt	2,000.0	—
Deferred Income—noncurrent	6.4	11.8
Deferred Income Taxes—noncurrent	78.6	73.6
Other Liabilities	19.1	16.0

Total Liabilities	2,756.9	664.1

COMMITMENTS AND CONTINGENCIES

DIVISIONAL EQUITY (DEFICIT)
Parent Company Investment	(1,385.4)	609.4
Accumulated Other Comprehensive Income (Loss)	(15.5)	21.4

Total Divisional Equity (Deficit)	(1,400.9)	630.8
Noncontrolling Interests	5.4	7.0

Total Equity (Deficit)	(1,395.5)	637.8

TOTAL	$1,361.4	$1,301.9

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions)

	December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$401.0	$429.6	$404.7
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	44.1	40.9	37.9
Amortization	8.0	10.1	11.6
Provision for Losses on Accounts Receivable	0.6	22.3	2.4
Deferred Income Taxes	6.0	4.6	5.4
Stock-Based Compensation Expense	9.2	6.9	6.1
Gain on Sale of Trademark	—	(2.9)	—
Impairment Charges and Asset Write-Offs	—	—	15.6
(Gain)/Loss on Disposal of Property, Plant, and Equipment	(0.1)	0.1	0.3
Change in Operating Assets and Liabilities:
Receivables	(0.9)	(15.9)	(23.3)
Inventories	(79.9)	(29.6)	(36.0)
Prepaid Expenses and Other Assets	—	(10.4)	(3.8)
Accounts Payable, Accrued Expenses, and Deferred Income	103.0	46.5	(22.3)
Accrued Rebates and Returns	(5.9)	(27.6)	(25.9)
U.S. and Foreign Income Taxes Payable	4.4	(7.9)	(11.9)
Other Liabilities	(0.5)	12.0	(2.4)

Net Cash Provided by Operating Activities	489.0	478.7	358.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Property, Plant, and Equipment and Capitalized Software	(81.1)	(78.4)	(68.9)
Proceeds from Sale of Equipment and Trademark	1.7	4.2	5.9

Net Cash Used in Investing Activities	(79.4)	(74.2)	(63.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Transfers to Parent, excluding non-cash items	(397.9)	(397.9)	(288.8)
Distributions to Noncontrolling Interests	(11.7)	(6.6)	(6.6)

Net Cash Used in Financing Activities	(409.6)	(404.5)	(295.4)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—

CASH AND CASH EQUIVALENTS:
Beginning of Year	—	—	—

End of Year	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Noncash Financing Activities—Related Party Debt	$2,000.0	$—	$—

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

1.	ORGANIZATION

Mead Johnson Nutrition (previously referred to as “Mead Johnson Nutritionals” or “Division”, now referred to as “MJN” or the “Company”) manufactures, distributes and sells infant formulas and other nutritional products, and operates as a division of Bristol-Myers Squibb Company (“BMS”). All references to BMS refer to Bristol-Myers Squibb Company, our parent company, and its consolidated subsidiaries. MJN has a broad product portfolio, which extends across routine and specialty infant formulas, children’s milks and milk modifiers, pediatric vitamins, dietary supplements for pregnant and breastfeeding mothers, and products for metabolic disorders. These products are generally sold by wholesalers and retailers and are promoted to health care professionals, and, where permitted by regulation or policy, directly to consumers.

On February 17, 2009, Mead Johnson Nutrition Company (“MJNC”) completed its initial public offering (“IPO”). This entity now holds all the business of MJN. See Note 21—“Subsequent Events” for more discussion.

2.	ACCOUNTING POLICIES

Basis of Presentation—The financial statements present the results of operations, financial position, and cash flows of Mead Johnson Nutrition and its majority-owned-and-controlled subsidiaries. All inter-divisional transactions have been eliminated.

These financial statements of MJN have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All amounts are in millions of dollars with the exception of per share data, unless otherwise stated.

The financial statements of MJN have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the Mead Johnson Nutrition business. These statements of earnings also include corporate and shared service expense allocations for certain corporate functions historically provided to MJN by BMS, including general expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations are based on specific identification or the percentage of MJN’s revenues and headcount to the respective total BMS revenues and headcount. These allocations reflected in the statements of earnings, primarily within marketing, selling and administrative, totaled $112.1, $90.1, and $80.7 for 2008, 2007, and 2006, respectively. Allocation costs in prior years have been revised from previously disclosed amounts. The disclosure now excludes information management costs dedicated to MJN and includes stock based compensation and pension costs. This change in disclosure had no impact on amounts presented in the financial statements. MJN considers these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs that may have been incurred if MJN had been a stand-alone company in 2008, 2007, and 2006 would depend on a number of factors, including MJN’s chosen organizational structure, what functions were outsourced or performed by MJN’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS has not allocated a portion of its third-party debt interest cost to MJN. Debt is not being allocated as none of the third-party debt recorded by BMS is directly related to the MJN business, which is self-funding. BMS debt is used solely for BMS corporate purposes. On August 26, 2008, Mead Johnson & Company (“MJC”), a wholly owned subsidiary of MJN, declared and issued a dividend in the form of a 10-year intercompany note to

BMS in the amount of $2,000.0, which was recorded as a reduction of divisional equity. See Note 3—“Related Parties.” On February 17, 2009, as part of the IPO, this related party note was amended and restructured into three separate notes totaling $1,744.2 as discussed in Note 21—“Subsequent Events.”

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions are employed in estimates used in determining values of sales rebate and return accruals, BMS allocations, income tax assets, income tax liabilities, and income tax expense as well as in estimates used in applying the revenue recognition policy and accounting for stock-based compensation costs and retirement and postretirement benefits (including the actuarial assumptions). Actual results may or may not differ from estimated results.

Revenue Recognition—MJN recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date of receipt by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, Women, Infants and Children (“WIC”) rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. The Company offers sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of revenue.

WIC rebate accruals were $194.7 and $197.6 at December 31, 2008 and 2007, respectively, which are included in accrued rebates and returns. MJN participates on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, MJN reimburses these entities for the difference between wholesaler list price and the contract price on eligible products. The Company accounts for WIC rebates by establishing an accrual in an amount equal to the Company’s estimate of WIC rebate claims attributable to a sale. MJN determines its estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. The Company considers levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjusts the accrual periodically throughout the year to reflect actual expense. Rebates under the WIC program reduced revenues by $796.0, $847.8, and $871.9 in the years ended December 31, 2008, 2007, and 2006, respectively.

Sales return accruals were $29.3 and $30.7 at December 31, 2008 and 2007, respectively, which are included in accrued rebates and returns. The Company accounts for sales returns in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Company determines its estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also considers other factors that could impact sales returns

Income Taxes—During the periods presented, MJN did not file separate tax returns, as the Company was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated based on a separate return-methodology, as if MJN’s operations were separate taxpayers in the respective jurisdictions.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

With the exception of MJN-dedicated entities, the Company does not maintain taxes payable to/from BMS as it is deemed to settle the annual current tax balances immediately with the tax paying legal entities in the respective jurisdictions. These settlements are reflected as changes in divisional equity.

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Number (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, on January 1, 2007. As a result of the adoption of this accounting pronouncement, the Company derecognized $4.8 of previously recognized tax benefits, which was accounted for as a decrease to divisional equity.

Cash and Cash Equivalents—Cash and cash equivalents have been excluded from the financial statements. Historically, cash deposits from the Company have been transferred to BMS, and BMS has funded the Company’s disbursement accounts as required.

Inventory Valuation—Inventories are stated at average cost, not in excess of market.

Capital Assets and Depreciation—Expenditures for additions and improvements are capitalized at cost. Depreciation is generally computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are 50 years for buildings and 3 to 40 years for machinery, equipment, and fixtures. Maintenance and repair costs are expensed as incurred.

Impairment of Long-Lived Assets—The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an assessment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Capitalized Software—Certain costs to obtain internal use software for significant systems projects are capitalized and amortized over the estimated useful life of the software, which ranges from 3 to 5 years. Costs to obtain software for projects that are not significant are expensed as incurred.

Goodwill—Goodwill is tested for impairment using a two-step process on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. The Company completes its annual goodwill impairment assessment during the first quarter and monitors for any potential impairment in the remaining quarters, neither of which indicated an impairment of goodwill in 2008, 2007 or 2006.

Contingencies—In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, product and/or environmental, health, and safety liabilities, and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company, in accordance with SFAS No. 5, does not recognize gain contingencies until realized. For a discussion of contingencies, see Note 6 on “Income Taxes” and Note 20 on “Legal Proceedings and Contingencies.”

Derivative Financial Instruments—The Company uses derivative financial instruments through its participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. BMS does not hold or issue derivative financial instruments for speculative purposes.

MJN is exposed to market risk due to changes in currency exchange rates. The primary net foreign currency translation exposures are the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro. Historically, MJN has used derivative financial instruments indirectly through participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. MJN does not hold or issue derivative financial instruments for speculative purposes.

Foreign currency contracts are used to hedge anticipated transactions on certain foreign currencies and MJN designates these derivative instruments as foreign currency cash flow hedges when appropriate. If the derivative is designated as a cash flow hedge, the change in the fair value of the derivative is initially recorded in other comprehensive income and then recognized in our statement of earnings when the corresponding hedged item impacts our earnings. The foreign currency derivatives resulted in losses of $0.9, $2.6, and $5.1 in the years ended December 31, 2008, 2007 and 2006, respectively. These amounts are reflected in the statements of earnings in either costs of products sold or other expenses—net. The impact of hedge ineffectiveness on our earnings was not material.

Shipping and Handling Costs—The Company typically does not charge customers for shipping and handling costs. Shipping and handling costs, including warehousing expenses, were $82.9, $76.2, and $73.9 in the years ended December 31, 2008, 2007, and 2006, respectively, and are included as marketing, selling and administrative expenses in the statements of earnings.

Advertising Costs—Advertising costs are expensed as incurred. Advertising expenses were $115.3, $92.9, and $81.8 in the years ended December 31, 2008, 2007, and 2006, respectively.

Research and Development—Research and development costs are expensed as incurred. The Company from time to time will enter into agreements with third parties, which gives the Company rights to ingredients owned by these parties or claims resulting from studies, the rights to which are owned by such third parties. As a result of these agreements, the Company may be obligated to make payments to these third parties in connection with research and development contingent upon the achievement of certain pre-determined criteria. For milestones achieved prior to regulatory approval of the product, such payments are expensed as research and development. The Company has made no milestone payments in connection with regulatory approvals, including non-U.S. regulatory approvals and additional indications.

Earnings Per Share—For periods prior to the Company’s IPO, the weighted average number of shares outstanding is calculated using the 170,000,000 shares of Class A and Class B common stock outstanding. The same number of shares has been used to calculate basic earnings per share and diluted earnings per share for the periods prior to the IPO and no MJN stock options nor restricted stock were outstanding prior to the IPO.

Foreign Currency Translation—The statements of earnings of the Company’s foreign subsidiaries are translated into U.S. dollars using average exchange rates for the period. The net assets of the Company’s foreign subsidiaries are translated into U.S. dollars using exchange rates as of the balance sheet date. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive income (loss).

Recently Issued Accounting Standards—Effective January 1, 2008, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. The Company’s adoption of EITF No. 07-3 did not have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations, and requires recognition of assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, this statement requires recognition of identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values. This statement also requires the fair value of acquired in-process research and development to be recorded as indefinite lived intangibles, contingent consideration to be recorded on the acquisition date, and restructuring and acquisition-related deal costs to be expensed as incurred. In addition, any excess of the fair value of net assets acquired over purchase price and any subsequent changes in estimated contingencies are to be recorded in earnings. This statement applies to business combinations occurring in 2009.

Effective January 1, 2008, the Company adopted FASB SFAS No. 157, Fair Value Measurements, for financial assets and liabilities and any other assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. The Company’s adoption of SFAS No. 157 did not have a material effect on the Company’s financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. The Company is currently in the process of evaluating the impact of adopting this pronouncement for the other non-financial assets or liabilities.

Effective January 1, 2008, the Company adopted FASB SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008, and did not elect the fair value option on financial assets and liabilities transacted during 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s financial statements.

Effective January 1, 2009, MJN retrospectively adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. This pronouncement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The pronouncement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. As a result of adoption the following retrospective adjustments were made: the December 31, 2008 and 2007 noncontrolling interests balance of $5.4 million and $7.0 million, respectively, have been presented as part of total equity (deficit).

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company will provide enhanced disclosures as required upon effective date of this pronouncement.

In July 2006, the FASB issued FIN No. 48, which, in the case of the Company, was effective as of January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. FIN No. 48 also requires expanded disclosure at the end of each annual reporting period, including a tabular reconciliation of unrecognized tax benefits. The Company adopted FIN No. 48 on January 1, 2007. As a result of the adoption of this accounting pronouncement, the Company derecognized $4.8 of previously recognized tax benefits, which was accounted for as a decrease to divisional equity. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN No. 48-1, Definition of Settlement in FASB Interpretation No. 48, which is effective retroactively to January 1, 2007. FSP FIN No. 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The adoption of FSP FIN No. 48-1 did not have any effect on the Company’s financial statements.

3.	RELATED PARTIES

These financial statements include transactions with affiliated companies. MJN entered into transactions with BMS and its subsidiaries for the sale of inventory, services provided to and received from BMS pharmaceutical divisions in various markets worldwide, as well as corporate services provided by BMS for the financial statement periods presented. Product transfers from BMS to MJN were made at various transfer prices.

The Company had no sales to related parties in 2008, 2007, or 2006. Purchases from BMS and its subsidiaries amounted to $27.0, $23.2, and $17.8 for the years ended December 31, 2008, 2007, and 2006, respectively, and relate to goods and services. Additionally, MJN allocated charges of $19.6, $21.6, and $17.9 for the years ended December 31, 2008, 2007, and 2006, respectively, to BMS in various markets worldwide, and was allocated charges of $20.2, $18.4, and $10.8 for the years ended December 31, 2008, 2007, and 2006, respectively from BMS. The charges were for services that included occupancy, distribution, promotion, sales force and other administration. Charges were allocated either to MJN from BMS or from MJN to BMS, depending on the location and if the MJN company was the host business in that location. Occupancy costs were allocated based on square meters occupied; the other charges were generally based on headcount or level of activity. Management considers these market allocations to be a reasonable reflection of the utilization of services provided.

The statements of earnings, primarily within marketing, selling and administrative, include allocated corporate and shared services expense allocations from BMS totaling $112.1, $90.1, and $80.7 for the years ended December 31, 2008, 2007, and 2006, respectively. These costs are primarily related to BMS’s corporate administrative services to the Company, and are generally allocated based on either the ratio of MJN’s annual net sales or headcount to BMS’s comparable consolidated net sales or headcount. Allocation costs in prior years have been revised from previously disclosed amounts. The disclosure now excludes information management costs dedicated to MJN and includes stock based compensation and pension costs. This change in disclosure had no impact on amounts presented in the financial statements. Management believes that this allocation method is reasonable. Corporate expenses allocated include accounting, treasury, finance, tax, human resources, legal, and certain other administrative services. Management considers such allocations have been made on a reasonable basis, but may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs which may have been incurred if MJN had been a stand-alone company in 2008, 2007, and 2006 would depend on a number of factors, including how the Company chose to organize itself, what, if any, functions were outsourced or performed by MJN employees and strategic decisions made in areas such as information technology systems and infrastructure.

On August 26, 2008, MJC declared and issued a dividend in the form of a 10-year intercompany note to BMS in the amount of $2,000.0, which was recorded as a reduction of divisional equity. The outstanding principal of the note bears interest at an annual rate of 6.1% and interest payments must be settled no less than annually. Both the outstanding principal and accrued interest were due on demand for payment to BMS, and could have been prepaid by the Company at any time without premium or penalty. Interest expense for the year ended December 31, 2008 was $43.3.

On February 17, 2009, at the time of the MJN’s IPO, this related party note was amended and restructured into three separate notes totaling $1,744.2 as discussed in Note 21—“Subsequent Events.” Since these notes are now payable in more than one year, the $2,000.0 note is classified as noncurrent on the balance sheet as of December 31, 2008.

BMS uses a centralized approach to cash management and financing its operations. During the periods covered by these financial statements, cash deposits were remitted to BMS on a regular basis and are reflected within divisional equity in the financial statements. Similarly, MJN’s cash disbursements were funded through BMS’s cash accounts. As a result, none of BMS’s cash, cash equivalents or liabilities pertaining to book overdrafts have been allocated to MJN in the financial statements.

4.	EARNINGS PER SHARE

On February 10, 2009, immediately prior to the completion of the IPO, the separation of MJN’s business from BMS (“Separation”) was finalized. Prior to the IPO, MJN had 170,000,000 shares of Class A and Class B common stock outstanding, all of which were owned by BMS. This amount was used to calculate the weighted average number of common shares outstanding for the periods presented.

The following table presents the calculation of basic and diluted earnings per share:

	Year Ended December 31,
Amounts in millions, except Per Share Data	2008	2007	2006
Net Earnings attributable to shareholders	$393.9	$422.5	$398.2
Weighted Average Shares Outstanding	170.0	170.0	170.0

Net Earnings per Share attributable to shareholders—Basic and Diluted	$2.32	$2.49	$2.34

5.	OTHER EXPENSES—NET

The components of other expenses—net were:

	Year Ended December 31,
	2008	2007	2006
Loss from Third-Party Contract Manufacturing	$6.0	$0.9	$1.8
Foreign Exchange Transaction Losses	1.8	4.3	4.8
Other—net	5.3	(1.6)	(3.6)

Other Expenses—net	$13.1	$3.6	$3.0

Foreign exchange transaction losses include the effect of hedges allocated to the Company. Other—net includes certain other litigation matters and (gains) and losses on disposal of property, plant, and equipment.

6.	INCOME TAXES

During the periods presented, MJN did not file separate tax returns, as it was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated using the separate return basis, as if MJN was a separate stand-alone taxpayer. With the exception of MJN-dedicated entities, the Company did not maintain taxes payable to or from BMS as it is deemed to settle the annual current tax balances immediately with the tax paying legal entities in their respective jurisdictions. These settlements are reflected as changes in divisional equity.

The components of earnings before income taxes were:

	Year Ended December 31,
	2008	2007	2006
U.S.	$154.7	$306.8	$289.2
Non-U.S.	497.7	356.4	345.6

	$652.4	$663.2	$634.8

The above amounts are categorized based on the location of the taxing authorities.

The provision/(benefit) for income taxes attributable to operations consisted of:

	Year Ended December 31,
	2008	2007	2006
Current:
U.S. Federal	$102.6	$106.2	$111.7
U.S. States	18.1	19.1	22.6
Non-U.S.	124.7	103.7	90.4

	245.4	229.0	224.7

Deferred:
U.S. Federal	1.2	7.7	2.2
U.S. States	—	1.4	(0.4)
Non-U.S.	4.8	(4.5)	3.6

	6.0	4.6	5.4

	$251.4	$233.6	$230.1

Effective Tax Rate—MJN’s provision for income taxes in the years ended December 31, 2008, 2007, and 2006 was different from the amount computed by applying the statutory U.S. Federal income tax rate to earnings before income taxes as a result of the following:

	2008		2007		2006
U.S. Statutory Rate	$228.3	35.0%	$232.1	35.0%	$222.2	35.0%
State and Local Taxes	10.8	1.7	13.3	2.0	14.4	2.2
Foreign Income Taxed at Different Rates	(23.3)	(3.6)	(20.6)	(3.1)	(14.2)	(2.2)
Repatriation of Foreign Income	37.4	5.7	24.5	3.7	20.7	3.3
Tax Holidays	(4.5)	(0.7)	(3.5)	(0.5)	(5.0)	(0.8)
Disallowed IPO Expenses	8.8	1.4	—	—	—	—
U.S. Manufacturing Deduction	(3.7)	(0.6)	(4.5)	(0.7)	(2.9)	(0.5)
Other	(2.4)	(0.4)	(7.7)	(1.2)	(5.1)	(0.8)

Total Provision / Effective Tax Rate	$251.4	38.5%	$233.6	35.2%	$230.1	36.2%

The effective tax rate for the year ended December 31, 2008, increased from 35.2% to 38.5% compared to the year ended December 31, 2007. The increase in the effective tax rate was driven primarily by the capitalization in 2008 of certain initial public offering expenses for tax purposes, the benefit of certain basis differences reflected in the 2007 effective tax rate and changes in the mix of earnings by jurisdiction.

The Company has negotiated a tax holiday under which certain profits in the Netherlands are exempt from taxation through the year ending December 31, 2009.

Deferred Taxes and Valuation Allowance—The components of current and noncurrent deferred income tax assets (liabilities) were:

	December 31,
	2008	2007
Accrued Rebates and Returns	$38.2	$36.4
Inter-Company Profit and Other Inventory Items	18.1	10.5
Accruals	13.7	14.6
Net Operating Loss Carryforwards	16.8	18.3
Pension and Other Post-Employment Benefits	7.9	7.2
Deferred Income	2.9	4.2
Stock Options	8.1	5.0
Allowance for Bad Debts	0.2	7.2
Others—net	3.2	2.7

Total Deferred Tax Assets	109.1	106.1

Depreciation/Amortization	(49.3)	(43.4)
Outside Basis	(49.0)	(48.2)

Total Deferred Tax Liabilities	(98.3)	(91.6)

Valuation Allowance	(16.6)	(18.2)

Deferred Tax Assets (Liabilities)—net	$(5.8)	$(3.7)

Recognized as:
Deferred Income Taxes—current	$70.8	$66.7
Deferred Income Taxes—noncurrent	(76.6)	(70.4)

Total	$(5.8)	$(3.7)

As of December 31, 2008, the Company had foreign net operating loss (“NOL”) carryforwards of $64.0. The majority of these NOL carryforwards will expire through 2012. The valuation allowance increased (decreased) by

$(1.6), $8.0, and $5.9 in the years ended December 31, 2008, 2007 and 2006, respectively. The valuation allowance relates to foreign NOLs that are not expected to be realized because they are based upon a hypothetical stand alone carve out structure that will not exist after restructuring for an IPO.

Income taxes paid were $227.8, $228.0, and $236.4 in the years ended December 31, 2008, 2007, and 2006, respectively.

The MJN operations do not maintain any cash or cash equivalents; rather, all earnings are immediately distributed to BMS. Accordingly, there are no unremitted earnings in foreign subsidiaries for which there might be a future tax consequence upon repatriation. However, cumulative translation adjustments on foreign subsidiaries with a functional currency other than U.S. Dollar resulted in deferred tax liabilities of $16.6 and $23.1 at December 31, 2008 and 2007, respectively. Further basis differences arose due to the qualification of repatriated earnings as return of capital for tax purposes, resulting in deferred tax liabilities of $33.1 and $27.9 at December 31, 2008 and 2007, respectively.

The Company adopted the provisions of FIN No. 48 on January 1, 2007, resulting in the derecognition of $4.8 of previously recognized tax benefits which was accounted for as a decrease to the opening balance of divisional equity. A reconciliation of the Company’s changes in uncertain tax positions from January 1, 2007 to December 31, 2007 and January 1, 2008 to December 31, 2008 is as follows:

Description	Unrecognized Federal, State, and Foreign Tax Benefits	Interest	Penalties	Unrecognized Income Tax Benefits, including Interest and Penalties	Deferred Income Tax Benefits	Unrecognized Income Tax Benefits, including Interest and Penalties, Net of Deferred Tax Benefits
Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of January 1, 2007	$3.2	$1.3	$2.6	$7.1	$(2.8)	$4.3
Gross Additions to Tax Positions Related to Current Year	1.4	—	—	1.4	(0.4)	1.0

Gross Reductions to Tax Positions Related to Current Year	—	—	—	—	—	—

Gross Additions to Tax Positions Related to Prior Year	—	1.3	0.4	1.7	(0.3)	1.4

Gross Reductions to Tax Positions Related to Prior Year	(0.5)	(0.4)	(0.1)	(1.0)	0.2	(0.8)

Settlements	6.2	1.4	—	7.6	(0.4)	7.2

Cumulative Translation Adjustment	—	—	0.1	0.1	—	0.1

Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of December 31, 2007	$10.3	$3.6	$3.0	$16.9	$(3.7)	$13.2

Description	Unrecognized Federal, State, and Foreign Tax Benefits	Interest	Penalties	Unrecognized Income Tax Benefits, including Interest and Penalties	Deferred Income Tax Benefits	Unrecognized Income Tax Benefits, including Interest and Penalties, Net of Deferred Tax Benefits
Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of January 1, 2008	$10.3	$3.6	$3.0	$16.9	$(3.7)	$13.2
Gross Additions to Tax Positions Related to Current Year	1.4	—	0.4	1.8	(0.4)	1.4

Gross Reductions to Tax Positions Related to Current Year	—	—	—	—	—	—

Gross Additions to Tax Positions Related to Prior Year	—	1.2	0.1	1.3	(0.4)	0.9

Gross Reductions to Tax Positions Related to Prior Year	—	(1.1)	(0.4)	(1.5)	—	(1.5)

Settlements	—	—	(0.4)	(0.4)	—	(0.4)

Cumulative Translation Adjustment	—	(0.1)	(0.1)	(0.2)	—	(0.2)

Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of December 31, 2008	$11.7	$3.6	$2.6	$17.9	$(4.5)	$13.4

The uncertain tax benefits as of December 31, 2008 are recorded against the Company’s deferred tax assets to the extent the uncertainty directly related to that asset; otherwise they are recorded as either current or noncurrent income tax payable. As of December 31, 2008 and 2007, approximately $17.6 and $14.3, respectively, of noncurrent income tax payable was included in other liabilities on the balance sheet.

As of December 31, 2008, the Company had no uncertain tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility.

The amounts of unrecognized tax benefits that, if recognized, would impact the effective tax rate were $11.7 and $10.3 as of December 31, 2008 and 2007, respectively.

The Company classifies interest and penalties related to unrecognized tax benefits as income tax expense. These amounts are reflected separately on the reconciliation above.

The Company, under the assumption of a separate taxpayer, is considered under examination by a number of tax authorities, including all of the major tax jurisdictions listed in the table below, which have unrecognized tax benefits for issues such as transfer pricing, certain tax credits and the deductibility of certain expenses. The Company estimates that it is reasonably possible that the balance of unrecognized tax benefits as of December 31, 2008 will decrease approximately $0.3 in the next twelve months as a result of the anticipated effective settlement of certain tax audits for the jurisdictions listed below. Such settlements may involve the payment of additional taxes, the adjustment of certain deferred taxes and/or the recognition of tax benefits. The Company also anticipates that it is reasonably possible that new issues will be raised by tax authorities who may require increases to the balance of unrecognized tax benefits; however, an estimate of such increases cannot be made. The Company believes that it has adequately provided for all open tax years by tax jurisdiction under FIN No. 48.

The Company under the assumption of a separate tax return preparer files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is assumed to be subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities. The following is a summary of major tax jurisdictions for which tax authorities may assert additional taxes against the Company based upon tax years currently under audit and subsequent years that will likely be audited. After the IPO, the management of these and other tax audits relating to tax years prior to the tax year in which the IPO took place, together with the liability for tax, interest and penalties, if any, rests with BMS.

U.S.	2004 to 2008
Canada	2001 to 2008
China	2004 to 2008
Mexico	2003 to 2008
Malaysia	2006 to 2008
Netherlands	2003 to 2008
Philippines	2005 to 2008
Spain	2003 to 2008
Taiwan	2002 to 2008

7.	FAIR VALUE MEASUREMENT

As discussed in “—Note 2, Accounting Policies,” MJN adopted SFAS No. 157, as amended by FSP 157-2, on January 1, 2008. Consistent with the deferral in FSP 157-2, the Company has not applied SFAS No. 157 to nonfinancial assets and liabilities that are recorded on a nonrecurring basis. Such assets and liabilities include those measured at fair value in goodwill impairment testing, asset retirement obligations initially measured at fair value, and nonfinancial long-lived asset impairment assessments as well as those initially measured at fair value in a business combination.

When determining fair value, SFAS No. 157 requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs. SFAS No. 157 establishes a valuation hierarchy for prioritizing the inputs and the hierarchy places greater emphasis on the use of observable market inputs and less emphasis on unobservable inputs. The three levels of the hierarchy are as follows:

Level One—Values based on unadjusted quoted prices in active markets for identical assets and liabilities.

Level Two—Values based on quoted market prices for similar assets and liabilities in active markets, quoted prices in inactive markets for identical assets and liabilities, and inputs other than quoted market prices that are observable for the asset or liability but corroborated by market data.

Level Three—Values based on inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. Valuation techniques could include the use of discounted cash flow models and similar techniques. The Company does not currently have any instruments with fair value determined using level three inputs.

MJN has various financial instruments that must be measured under the new fair value standard including certain derivatives instruments. We currently do not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

MJN utilizes the market approach for valuing financial instruments. According to SFAS No. 157, the market approach “utilizes prices and information generated by market transactions involving identical or similar assets and liabilities.” In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy. MJN’s financial assets and liabilities are measured using inputs from level two of the fair value hierarchy.

As of December 31, 2008, the Company had the following financial assets and (liabilities) measured at fair value on a recurring basis:

	Total	Level 2
Foreign Currency—net	$9.8	$9.8
Natural Gas	(2.1)	(2.1)

MJN’s derivative assets and liabilities are foreign exchange derivatives and natural gas contracts, respectively. Foreign exchange derivatives are valued using quoted forward foreign exchange prices at the reporting date. Natural gas forward contracts are valued using NYMEX futures prices for natural gas at the reporting date.

8.	RECEIVABLES

The major categories of receivables were as follows:

	December 31,
	2008	2007
Trade Receivables	$249.1	$288.3
Miscellaneous Receivables	20.6	24.6
Less Allowances	(7.0)	(29.9)

Receivables—net	$262.7	$283.0

Miscellaneous receivables include receivables in connection with the Company’s third-party supply agreement. During the year ended December 31, 2007, the Company terminated its distribution agreement with a Philippines distributor, which had become financially insolvent. A provision of $17.6 was recorded to reserve the net receivable balance. During the year ended December 31, 2008, this receivable, along with the related reserve, was written off.

9.	INVENTORIES

The major categories of inventories were as follows:

	December 31,
	2008	2007
Finished Goods	$191.3	$143.3
Work in Process	28.0	26.6
Raw and Packaging Materials	135.0	131.3

Inventories	$354.3	$301.2

10.	PROPERTY, PLANT, AND EQUIPMENT

The major categories of property, plant, and equipment were as follows:

	December 31,
	2008	2007
Land	$4.4	$4.7
Buildings	382.5	364.1
Machinery, Equipment, and Fixtures	504.2	493.4
Construction in Progress	67.9	58.2
Accumulated Depreciation	(505.4)	(480.7)

Property, Plant, and Equipment—net	$453.6	$439.7

Depreciation expense was $44.1, $40.9, and $37.9 for the years ended December 31, 2008, 2007, and 2006, respectively, and is primarily included in costs of products sold. Accrued capital expenditures were $22.3, $17.9 and $15.4 at December 31, 2008, 2007, and 2006, respectively. The Company’s liability for asset retirement obligations amounted to $1.3 and $1.2 at December 31, 2008 and 2007, respectively.

11.	GOODWILL

The carrying amount of goodwill was $117.5 at December 31, 2008 and 2007. Of the total carrying amount of goodwill, $115.8 is related to the Asia /Latin America segment and $1.7 is related to the North America/Europe segment at December 31, 2008 and 2007.

12.	OTHER INTANGIBLE ASSETS

Computer software comprises the entire balance as follows:

	December 31,
	2008	2007
Computer Software	$77.3	$62.5
Less Accumulated Amortization	(38.1)	(30.0)

Total Other Intangible Assets—net	$39.2	$32.5

Amortization expense for other intangible assets was $8.0, $10.1, and $11.6 for the years ended December 31, 2008, 2007, and 2006, respectively. Expected amortization expense related to the current net carrying amount of computer software is as follows:

Years Ending December 31,
2009	$9.0
2010	7.9
2011	8.0
2012	6.9
2013	5.4
Later years	2.0

13.	DIVISIONAL EQUITY (DEFICIT)

For 2008, MJN operated as a division of BMS. Accordingly, certain operating, financing, and investing activities of MJN are funded through interdivisional transactions with BMS and other operating divisions and subsidiaries. The accompanying balance sheets reflect these amounts in divisional equity (deficit).

14.	EMPLOYEE STOCK BENEFIT PLANS

BMS sponsors the following employee stock plans in which certain employees of MJN participate. Expense recognized for the stock-based compensation plans resulted in an increase of divisional equity (deficit).

Employee Stock Plans—On May 1, 2007, BMS stockholders approved the BMS 2007 Stock Award and Incentive Plan (the “BMS 2007 Plan”). The BMS 2007 Plan replaced the BMS 2002 Stock Incentive Plan (the “BMS 2002 Plan”) that expired on May 31, 2007. The BMS 2007 Plan provides for 42 million new shares of common stock reserved for delivery to participants, plus shares remaining available for new grants under the 2002 Plan and shares recaptured from outstanding awards under the 2002 Plan. Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved. Shares tendered in a prior year to pay the purchase price of options and the number of shares previously utilized to satisfy withholding tax obligations upon exercise continue to be available and reserved.

Under the BMS 2007 Plan and the BMS 2002 Plan, executive officers and key employees of MJN may be granted options to purchase BMS’s common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and have a maximum term of 10 years. Generally, BMS issues shares for the stock option exercises from treasury stock. Additionally, the plans provide for the granting of stock appreciation rights whereby the grantee may surrender exercisable rights and receive common stock and/or cash measured by the excess of the market price of the common stock over the option exercise price.

The BMS 2007 Plan and the BMS 2002 Plan provide for the granting of common stock to key employees, subject to restrictions as to continuous employment. Restrictions generally expire over a four-year period from date of grant. Compensation expense is recognized over the restricted period. During the first quarter of 2007, BMS began granting restricted stock units instead of restricted stock. A stock unit is a right to receive stock at the end of the specified vesting period. A stock unit has no voting rights.

The BMS 2007 Plan and the BMS 2002 Plan also incorporate long-term performance awards which are delivered in the form of a target number of performance shares and have a three-year cycle. For 2008 to 2010 and 2007 to 2009, the awards have annual goals set at the beginning of each performance period and are based 50% on earnings per share and 50% on sales. Maximum performance will result in a maximum payout of 165% for the 2008 to 2010 award and 220% for the 2007 to 2009 award. In addition, a one-time special performance award was granted for the 2008 to 2010 performance period. This special performance award has annual goals, set at the beginning of each performance period, based 50% on pre-tax operating margin and 50% on operating cash flow. Maximum performance will result in a maximum payout of 165%. The goals for the 2005 through 2007 and the 2006 through 2008 awards are set for the three year period and are based 50% on cumulative earnings per share and 50% on cumulative sales, with the ultimate payout modified by BMS’s total stockholder return versus the 11 companies in its proxy peer group. Maximum performance for all three measures will result in a maximum payout of 253% of target. If threshold targets are not met for the performance period, no payment will be made under the plan.

Under the Team Share Stock Option Plan, which terminated on January 3, 2005, full-time MJN employees, excluding key executives, were granted options to purchase BMS’s common stock at the market price on the date the options were granted. Individual grants generally became exercisable evenly on the third, fourth and fifth anniversary of the grant date and have a maximum term of 10 years.

The results of operations for MJN for the years ended December 31, 2008, 2007 and 2006 reflect the impact of SFAS No. 123(R), Share-Based Payment, which includes the impact of expensing stock options. BMS and MJN have elected the alternative method as provided in FSP No. 123(R)-3, Transition Election Related To Accounting For The Tax Effects of Share-Based Payment Awards, in determining BMS’s pool of excess tax benefits. The following table summarizes MJN’s stock-based compensation expense related to employee stock options, restricted stock and long-term performance awards for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Costs of Products Sold	$0.9	$0.7	$0.7
Marketing, Selling, and Administrative	7.4	5.5	4.8
Research and Development	0.9	0.7	0.6

Total Stock-Based Compensation Expense	9.2	6.9	6.1

Deferred Tax Benefit	(3.2)	(2.2)	(1.9)

Stock-Based Compensation—net of tax	$6.0	$4.7	$4.2

There were no costs related to stock-based compensation that were capitalized during all periods.

Share option activity for the Company’s employees under all BMS plans as of December 31, 2008 and changes during the year then ended follows:

Shares in thousands	Shares	Weighted- Average Exercise Price of Shares	Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (dollars in millions)
Outstanding—January 1, 2008	9,146	$39.07

Granted	1,178	21.99

Exercised	0	21.58

Lapsed or Transferred	(2,007)	44.99

Balance—December 31, 2008	8,317	$35.16	4.80	$1.72

Vested and Expected to Vest at December 31, 2008	8,200	$35.31	4.76	$1.64

Exercisable at December 31, 2008	6,101	$38.95	3.57	$0.22

Transferred shares are shares attributable to employees that transferred to or from other BMS divisions.

The weighted-average grant-date fair value of options granted under BMS plans to employees of the Company during the years ended December 31, 2008, 2007, and 2006 was $4.74 per share, $5.89 per share, and $4.39 per share, respectively. The total intrinsic value of options exercised by the Company’s employees for the years ended December 31, 2008, 2007, and 2006 was $0.0, $2.6, and $2.2, respectively. As of December 31, 2008, there was $6.8 of total unrecognized compensation cost related to non-vested BMS stock options granted to the Company’s employees. The cost is expected to be recognized over a weighted-average period of 2.57 years.

Stock Option Valuation—The fair value of employee stock options granted in 2008 were estimated on the date of the grant and prior to January 1, 2007, were estimated using a weighted-average estimated per option value granted, using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2008	2007	2006
Expected volatility	31.1%	28.9%	26.7%
Risk-free interest rate	3.3%	4.7%	4.6%
Dividend yield	4.3%	4.5%	4.8%
Expected life	6.7 yrs	6.2 yrs	6.3 yrs

The expected volatility assumption required in the Black-Scholes model was calculated using a 10-year historical volatility of the BMS stock price and weighting it equally against the derived implied volatility. The selection of the blended historical and implied volatility approach was based on BMS’s assessment that this calculation of expected volatility is more representative of future stock price trends than using only historical volatility.

The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on BMS’s history and expectation of dividend payouts.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice-binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of BMS’s model. The lattice-binomial model assumes that MJN employees exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice-binomial model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made to MJN employees.

Stock-based compensation expense is based on awards ultimately expected to vest. Forfeitures were estimated based on historical experience at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

Restricted Stock—The fair value of nonvested shares of BMS’s common stock granted to MJN employees is determined based on the average trading price of BMS’s common stock on the grant date.

A summary of restricted share activity related to MJN employees follows:

Shares in Thousands	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested Shares at January 1, 2008	451	$25.70
Granted	424	21.91
Vested	(166)	25.45
Forfeited or Transferred	(63)	23.91

Nonvested Shares at December 31, 2008	646	$23.46

Transferred shares are shares attributable to employees that transferred to or from other BMS divisions.

As of December 31, 2008, the total unrecognized compensation cost related to BMS nonvested restricted stock and BMS restricted stock units granted to Company employees is $11.5. The cost is expected to be recognized over a weighted-average period of 2.77 years. The total fair value of BMS shares and BMS share units granted to Company employees that vested during the years ended December 31, 2008, 2007, and 2006 was $4.2, $1.6, and $0.3, respectively. The weighted average grant date fair value of restricted stock awards/units granted to Company employees during the years ended December 31, 2008, 2007, and 2006 was $21.91, $26.92, and $23.31, respectively.

Long-Term Performance Awards—Since the adoption of SFAS No. 123(R), the fair value of the 2006 through 2008 performance award was estimated on the date of grant using a Monte Carlo simulation model due to a market condition. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying each market condition stipulated in the award grant and calculates the fair market value for the long-term performance awards. For the 2008 to 2010 and 2007 to 2009 performance awards, because these awards do not contain a market condition, the fair value was based on the closing trading price of BMS’s common stock on the grant date.

The valuation model for the 2006 through 2008 award used the following assumptions:

Grant Year	Grant Date	Weighted-Average Expected Volatility	Expected Dividend Yield	Risk Free Interest Rate
2006	3/7/2006	20.4%	4.9%	4.4%

Weighted-average expected volatility is based on the three year historical volatility levels on BMS’s common stock. Expected dividend yield is based on BMS’s historical dividend payments. Risk free interest rate reflects the yield on five year zero coupon U.S. Treasury bonds, based on the performance shares’ contractual term. The fair value of the performance awards is amortized over the performance period of the award.

At December 31, 2008, there were 61,932 shares outstanding and total unrecognized compensation cost was $0.9 related to awards granted to MJN employees under the BMS performance share plan, which is expected to be recognized over a weighted-average period of 1.73 years.

Accuracy of Fair Value Estimates—MJN’s determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by BMS’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to BMS’s expected stock price volatility over the term of the awards, and actual and projected MJN employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because MJN’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of MJN’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS No. 123(R) and Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

15.	FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

The Company’s financial instruments consist primarily of accounts receivable, accounts payable and derivative financial instruments.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Company’s business customer base and their dispersion across different geographic areas. The Company maintains an allowance for losses based upon the expected collectability of accounts receivable.

The Company is exposed to market risk due to changes in currency exchange rates. The Company had exposures to net foreign currency denominated assets and liabilities of $407.7 and $379.3 at December 31, 2008 and 2007, respectively, primarily in Mexico, Europe, Thailand, Philippines and China. The Company’s primary net foreign currency translation exposures are the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro.

MJN utilizes foreign currency contracts to hedge anticipated transactions, primarily intercompany transactions. These instruments are managed on a centralized basis to efficiently net exposures and thus take advantage of any natural offsets. Derivative financial instruments are not used for speculative purposes. BMS designates these instruments as foreign currency cash flow hedges when appropriate. The effects of the hedges, including any discontinued or ineffective portion of the hedges, allocated to the Company in the statements of earnings based on divisional costs of products sold at standard cost were losses of $0.9, $2.6, and $5.1 for the years ended December 31, 2008, 2007, and 2006, respectively.

Foreign currency forward contract assets of $10.1 and liabilities of $0.3 were allocated to the Company’s balance sheet at December 31, 2008, as these were executed specifically for the Company. The unrealized gains, net of tax, of $6.6 related to these contracts were recorded in Other Comprehensive Income. There were no foreign currency forward contracts allocated to the Company’s balance sheet at December 31, 2007 as none were specifically executed for the Company.

SFAS No. 133 requires periodic assessments of hedge effectiveness. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. The amount of hedge ineffectiveness gain (loss) was $0.5 for the year ended December 31, 2008, and $0.0 for the two years ended December 31, 2007 and 2006. In addition, SFAS No. 133 requires that BMS or the Company discontinue cash flow hedge accounting if the forecasted transaction is not expected to occur on the original forecasted date or 60 days thereafter. For the years ended December 31, 2008, 2007 and 2006 the impact of discontinued hedges was gains (losses) of $0.8, $(0.4), and $0.5, respectively.

MJN utilizes natural gas forward contracts to hedge anticipated purchases of natural gas. These instruments are managed on a centralized basis. BMS designates these instruments as cash flow hedges when appropriate. The effects of the natural gas hedges allocated to the Company in the statements of earnings based on divisional natural gas usage was gains (losses) of $(0.8), $1.9, and $0 in 2008, 2007, and 2006, respectively. In addition, natural gas forward contract liabilities of $2.1 were allocated to the Company’s balance sheet at December 31, 2008, as these were executed specifically for the Company. The unrealized losses, net of tax, of $(1.4) related to these contracts were recorded in Other Comprehensive Income. There were no natural gas forward contracts allocated to the Company’s balance sheet at December 31, 2007 as none were specifically executed for the Company.

16.	SEGMENT INFORMATION

MJN operates in four geographic operating segments: North America, Latin America, Asia and Europe. This operating segmentation is how the chief operating decision maker regularly assesses information for decision making purposes, including allocation of resources. Due to similarities in the economics, products offered, production process, customer base, and regulatory environment, these operating segments have been aggregated into two reportable segments: North America/Europe and Asia/Latin America.

Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global marketing costs, global supply chain and certain facility costs. Corporate and Other assets primarily consist of a global production facility.

The Company’s products are sold principally to the wholesale and retail trade, both nationally and internationally. One customer (including its related entities) accounted for 13%, 15% and 16% of the Company’s gross sales for the years ended December 31, 2008, 2007, and 2006, respectively.

	Net Sales	Earnings Before Interest and Income Taxes	Year-End Assets	Capital Expenditures	Depreciation and Amortization Expense
Year Ended December 31, 2008

North America/Europe	$1,365.5	$467.3	$559.6	$33.5	$34.1
Asia/Latin America	1,516.9	462.9	608.0	26.8	14.1

Total Operating Segments	2,882.4	930.2	1,167.6	60.3	48.2

Corporate and Other	—	(234.5)	193.8	20.8	3.9

Total	$2,882.4	$695.7	$1,361.4	$81.1	$52.1

Year Ended December 31, 2007

North America/Europe	$1,351.2	$477.6	$550.7	$32.8	$33.8
Asia/Latin America	1,225.2	363.9	577.7	25.2	13.9

Total Operating Segments	2,576.4	841.5	1,128.4	58.0	47.7

Corporate and Other	—	(178.3)	173.5	20.4	3.3

Total	$2,576.4	$663.2	$1,301.9	$78.4	$51.0

Year Ended December 31, 2006

North America/Europe	$1,290.5	$460.3		$29.7	$34.9
Asia/Latin America	1,054.6	335.9		26.8	11.1

Total Operating Segments	2,345.1	796.2		56.5	46.0

Corporate and Other	—	(161.4)		12.4	3.5

Total	$2,345.1	$634.8		$68.9	$49.5

Net Sales	Infant Formula	Children’s Nutrition	Other	Total
Year ended December 31, 2008	$1,931.6	$855.9	$94.9	$2,882.4

Year ended December 31, 2007	$1,788.1	$696.5	$91.8	$2,576.4

Year ended December 31, 2006	$1,634.8	$603.8	$106.5	$2,345.1

Geographic	United States	China	Mexico	Other	Total
Year Ended December 31, 2008
Net Sales	$1,108.4	$322.0	$285.4	$1,166.6	$2,882.4
Long-Lived Assets	312.5	30.4	152.2	147.2	642.3

Year Ended December 31, 2007
Net Sales	$1,128.3	$209.0	$264.2	$974.9	$2,576.4
Long-Lived Assets	312.2	27.4	148.5	123.1	611.2

Year Ended December 31, 2006
Net Sales	$1,092.8	$185.0	$254.3	$813.0	$2,345.1

17.	LEASES

Minimum rental commitments under all non-cancelable operating leases, primarily real estate and motor vehicles, in effect at December 31, 2008, are:

Years Ending December 31,
2009	$14.6
2010	7.7
2011	6.1
2012	5.5
2013	5.4
Later Years	25.8
Total Minimum Payments	$65.1

Operating lease rental expenses were $11.5, $9.8, and $10.3 in the years ended December 31, 2008, 2007, and 2006, respectively. At December 31, 2008 and 2007, MJN had capital lease obligations outstanding in the amount of $1.4 and $1.6, respectively.

18.	PURCHASE OBLIGATIONS

The Company has unconditional purchase obligations in five supply agreements, two promotional or marketing services agreements and one non-clinical grant agreement, with future commitments in excess of $2.5 per agreement. The minimum purchase commitments or penalties in effect at December 31, 2008, are:

Years Ending December 31,
2009	$29.2
2010	25.5
2011	23.1
2012	12.5
2013	6.9
Later Years	52.2

Total minimum payments	$149.4

Four supply agreements for packaging and raw materials expire in 2010, 2011, 2012, and 2018; one supply agreement for landfill gas expires in 2029; the promotional or marketing services agreements expire in 2010 and 2011; and, the non-clinical grant agreement expires in 2013.

19.	EMPLOYEE BENEFITS

Pensions—A majority of employees of MJN were participants in various defined benefit pension plans as well as postretirement plans administered and sponsored by BMS. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The other postretirement plans provide associates with health care and life insurance benefits upon retirement. Pension entitlements are funded by contributions by BMS to a separately administered pension fund.

These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The adoption of SFAS No. 158 does not have an impact on the pension and postretirement plans for MJN as they are accounted for under a multi-employer plan. MJN has specifically identified the pension expense attributable to MJN participants for the pension plans in the Philippines, Indonesia and the Netherlands. For the pension plans in the U.S., Canada, Taiwan and Mexico, costs associated with the pension plans have been allocated to MJN on the basis of pensionable wages. The SFAS No. 87 expense for MJN employees participating in the above mentioned pension plans was $19.4, $21.1, and $25.0 for the years ended December 31, 2008, 2007, and 2006, respectively.

MJN offers defined contribution plans to eligible employees in the U.S. whereby employees contribute a portion of their compensation, which is partially matched by MJN. The Company matches 75% of these contributions up to 6% of the employee’s base pay. Once the contributions have been paid, MJN has no further payment obligations. The contributions to the U.S. 401(k) plan totaled $5.5, $5.0, and $4.6 for the years ended December 31, 2008, 2007, and 2006, respectively, which are recognized as expense as incurred.

Other Post Retirement Plans—The Company also provides comprehensive medical and group life benefits for substantially all U.S. retirees who elect to participate in its comprehensive medical and group life plans. The medical plan is contributory. Contributions are adjusted periodically and vary by date of retirement. The life insurance plan is non-contributory. Plan assets consist principally of equity and fixed-income securities. Similar plans exist for employees in certain countries outside of the U.S. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. As such, BMS allocated costs associated with the medical and life plans to MJN based upon a ratio of participant headcount. The amount of SFAS No. 106 expense allocated to MJN from BMS for MJN employees participating in the U.S. and Canadian BMS medical and life plans was $2.0, $1.6, and $1.8 for the years ended December 31, 2008, 2007, and 2006, respectively.

MJN offers medical continuation and income replacement benefits to employees on long-term disability in the U.S. and Canada. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. For the Long Term Disability (“LTD”) medical continuation benefits in the U.S., BMS allocated costs associated with the LTD medical continuation benefits to MJN based upon a ratio of the Postemployment Benefit Obligation. For the LTD income replacement benefits in the U.S., BMS allocated expense based on an allocation rate times base salary. The allocation rate represents the percentage required to recoup the full income replacement liability. The amount of SFAS No. 112 expense allocated to MJN from BMS for MJN employees participating in the U.S. BMS LTD medical continuation and income replacement plans was $1.1, $0.6, and $1.4 for the years ended December 31, 2008, 2007, and 2006, respectively.

20.	LEGAL PROCEEDINGS AND CONTINGENCIES

In the ordinary course of business, MJN is subject to periodic lawsuits, investigations and claims, including, but not limited to, product liability claims, commercial disputes, premises claims and employment and environmental, health, and safety matters. Although MJN cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against the Company, MJN does not believe any currently pending legal proceeding to which MJN is a party will have a material adverse effect on the Company’s business, prospects, financial condition, cash flows and results of operations.

The Company’s facilities and operations are subject to various environmental, health, and safety laws and regulations in each of the jurisdictions in which MJN operates. Among other things, these requirements regulate the emission or discharge of materials into the environment, the use, management, treatment, storage and disposal of solid and hazardous substances and wastes, the control of combustible dust, the reduction of noise emissions and fire and explosion risks, the cleanup of contamination and the prevention of workplace exposures and injuries. Pollution controls and various permits and programs are required for many of the Company’s operations. Each of MJN’s global manufacturing facilities undergoes periodic internal audits relating to environmental, health, and safety requirements and the Company incurs operating and capital costs to improve the Company’s facilities or maintain compliance with applicable requirements on an ongoing basis.

From time to time, the Company may be responsible under various state, Federal and foreign laws, including the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), for certain costs of investigating and/or remediating contamination at the Company’s current or former sites, and/or at waste disposal or reprocessing facilities operated by third parties. Liability under CERCLA and analogous state or foreign laws may be imposed without regard to knowledge, fault, or ownership at the time of the disposal or release. Most of the Company’s facilities have a history of industrial operations, and contaminants have been detected at some of the Company’s facilities. The Company also has been named as a “potentially responsible party”, or is involved in investigation and remediation, at three third-party disposal sites. As of December 31, 2008, management believes that those future site costs which were probable and reasonably estimable, as well as any related accruals, are not material.

We are also occasionally a party to environmental proceedings and other matters. For example, the U.S. Environmental Protection Agency (“EPA”) investigates industrial and commercial facilities throughout the United States that use refrigeration equipment containing ozone-depleting substances (“ODS”) and is responsible for enforcing compliance with regulations governing the prevention, service and repair of leaks (“ODS requirements”). In 2004, the EPA sent Mead Johnson a request for information regarding compliance with ODS requirements at our facility in Evansville, Indiana. We responded to the request in June 2004, and, as a result, identified potential violations at the Evansville facility. In addition, BMS performed a voluntary corporate-wide audit at all of its facilities, including the Mead Johnson facilities, in the United States that use ODS-containing refrigeration equipment. The audit report that BMS submitted to the EPA in November 2004 identified potential violations of ODS requirements at several facilities, including two potential administrative violations of ODS requirements at our Zeeland, Michigan facility. In July 2008, BMS (acting on behalf of BMS and Mead Johnson) and EPA entered into a proposed consent decree, which requires BMS to retire or retrofit by July 2009 certain industrial refrigeration equipment at five facilities, including Evansville, Indiana. Under the proposed consent decree, BMS is also required to pay $0.1 in civil penalties, a de minimis portion of which is attributable to Mead Johnson and will be paid by BMS. Mead Johnson believes that it does not have any material obligations remaining under the proposed consent decree. It is possible that we may have additional obligations, or additional costs may be imposed on us, if the proposed consent decree does not become final or is otherwise modified before being finalized by the court.

The Company is not aware of any pending litigation or significant financial obligations or liabilities arising from current or former operations or properties that are likely to have a material adverse impact on the Company’s business, financial position or results of operations. Liabilities or obligations, which could require the Company to make significant expenditures, could arise in the future, however, as the result of, among other things, changes in, or new interpretations of, existing laws, regulations or enforcement policies, claims relating to on- or off-site contamination, or the imposition of unanticipated investigation or cleanup obligations.

21.	SUBSEQUENT EVENTS

Separation Activities and Related Agreements

Initial Public Offering—On February 17, 2009, Mead Johnson Nutrition Company (“MJNC”) completed the IPO of 34,500,000 shares of Class A common stock at a price of $24.00 per share. The net proceeds from the IPO, after deducting underwriting discounts, commissions and estimating offering expenses, were $782.3.

All of the net proceeds of the IPO were paid to BMS and were used to (i) repay in full approximately $597.0 of the foreign intercompany notes payable to subsidiaries of BMS and (ii) satisfy payables and other obligations owing to one or more subsidiaries of BMS that would have been otherwise forgiven or reduced in full.

Immediately following the IPO, including the exercise of the underwriters’ over-allotment option, there were 76,844,571 outstanding shares of Class A stock and 127,655,429 outstanding shares of Class B stock. The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters voted upon by stockholders (including the election and removal of directors) and do not have cumulative voting rights. Of the outstanding Class A and Class B common stock, BMS beneficially owned 42,344,571 shares of Class A common stock and all of the Class B common stock, or 83.1% of the total outstanding shares of Class A and Class B common stock (representing 97.5% of the combined voting power of the Company’s common stock), and 34,500,000 shares of Class A common stock, or 16.9% of the total outstanding shares of Class A and Class B common stock, have been distributed to the public.

Notes Payable—On August 26, 2008, MJC, now a wholly owned subsidiary of MJNC, issued a $2,000.0 intercompany note to BMS. On February 17, 2009, this related party note payable was amended and restructured into three separate notes described below:

•	$744.2 aggregate principal amount note due 2014 (the “2014 Note”);

•	$500.0 aggregate principal amount note due 2016 (the “2016 Note”); and

•	$500.0 aggregate principal amount note due 2019 (the “2019 Note” and, together with the 2014 Note and the 2016 Note, the “Notes”).

The 2014 Note will mature on the fifth anniversary of its issuance. The 2014 Note bears interest at a rate of LIBOR plus 3.0% per annum, payable in cash in quarterly installments. The 2014 Note is subject to the following amortization schedule:

•	No amortization in 2009;

•	Annual amortization of $75.0 payable in cash in quarterly installments in 2010-2014; and

•	The remaining principal amount payable in cash on the maturity date.

The 2016 Note will mature on the seventh anniversary of its issuance. The 2016 Note bears interest at a fixed rate per annum equal to 6.43%, payable in cash in semi-annual installments. The 2016 Note is not subject to amortization.

The 2019 Note will mature on the tenth anniversary of its issuance. The 2019 Note bears interest at a fixed rate per annum equal to 6.91%, payable in cash in semi-annual installments. The 2019 Note is not subject to amortization.

The Notes are senior unsecured obligations of MJC and rank equally in right of payment with each other and with all existing and future senior unsecured indebtedness of MJC. The Notes effectively rank junior to any secured indebtedness of MJC. In addition, the Notes will be structurally subordinated to all liabilities of the subsidiaries of MJC, including trade payables.

The Notes may be prepaid at any time, in whole or in part, without premium or penalty. Each Note will be mandatorily prepayable in cash upon a change of control, in an amount equal to 100% of the then outstanding principal amount plus accrued and unpaid interest.

BMS will not be permitted to transfer the Notes to other persons, other than its affiliates.

Separation Activities—

•	BMS formed MJN Restructuring Holdco, Inc. (“MJNR”) in August 2008.

•	Also in August 2008, through a series of steps, Mead Johnson & Company, which directly or indirectly holds substantially all of the U.S. assets, became a wholly owned subsidiary of MJNR.

•

During the fourth quarter of 2008, new entities were formed as direct and indirect subsidiaries of MJNR in numerous non U.S. jurisdictions through which we intend to conduct our business in those jurisdictions in the future.

•	On December 17, 2008, BMS formed MJNC as an indirect wholly owned subsidiary. MJNC and MJNR had the same direct parent company, which was another wholly owned subsidiary of BMS.

•

On January 31, 2009, BMS transferred to MJNR the non-U.S. businesses of MJN through a sale of shares, sale of assets and contributions of stock with some exceptions as described below. The consideration for these transfers was in the form of cash, which was contributed or otherwise provided by BMS, and the issuance by MJNR’s subsidiaries of foreign intercompany notes to BMS subsidiaries related to the purchase of assets or shares in Indonesia, Malaysia, the Netherlands and the Philippines.

•

The terms of these foreign intercompany notes were substantially similar, except that the principal amount of each note varied by jurisdiction. The aggregate principal amount of the foreign intercompany notes was approximately $597.0 and the rate of interest per annum on each note was equal to LIBOR plus 0.75%. These foreign intercompany notes were repaid in full on February 17, 2009 with the net proceeds to the IPO.

•	On February 10, 2009, MJNR merged with and into MJNC, with MJNC remaining as the surviving entity. Therefore, MJNC now holds all of the businesses acquired by MJNR.

Transitional Services Provided by BMS—On January 31, 2009, MJNR and MJNC entered into a Transitional Services Agreement with BMS whereby BMS agreed to provide MJNR with various corporate support services (the “BMS Services”) and MJNC agreed to provide BMS with certain services (the “MJN Services”). The Transitional Services Agreement became operative on January 31, 2009 and the BMS Services and the MJN Services will continue for a specified initial term, which will vary with the types of services to be provided, unless earlier terminated or extended according to the terms of the transitional services agreement. MJNC pays BMS mutually agreed-upon fees for the BMS Services and BMS pays MJNC mutually agreed-upon fees for the MJN Services. By term, the annual cost to MJNC is $19.3 for up to eighteen months, $66.4 for eighteen months up to three years, and $2.9 for greater than three years. The annual net cost to BMS is $23.6, the majority of which is up to eighteen months.

Mexico Capital Lease—On January 31, 2009, Mead Johnson Nutricionales de Mexico, S. De R.L. de C.V., a subsidiary of MJNC, entered into an agreement with BMS to lease all of the property, plant and equipment assets at the manufacturing facility in Delicias, Mexico for 20 years. This facility is included in the financial statements of the Company for all periods prior to the separation. The lease qualifies as a capital lease, and MJN will continue to carry the plant, property and equipment in the financial statements. The Company will also record a lease liability of $41.5, representing the present value of the minimum lease payments set forth by the lease agreement, and will amortize this liability over the lease term.

China Services Agreement—On February 10, 2009, MJNC entered into a services agreement (the “MJN China Services Agreement”) with BMS pursuant to which BMS has agreed to cause MJN China to operate in a manner that is consistent with the instructions and directions of MJNC. In return, MJNC will provide all necessary support and access to assets and resources, including intellectual property, for BMS to cause MJN China to operate in a manner consistent with MJNC’s instructions and directions. This support will include management oversight, supply chain management and general stewardship of MJN China’s business. The agreement provides so that MJNC will be entitled to the cash flow, benefit and risk of MJN China’s operations and business, and will continue to consolidate MJN China as a variable interest entity under FIN No. 46 (revised December 2003), Consolidation of Variable Interest Entities.

Tax Matters Agreement—Effective February 10, 2009, MJNR entered into a tax matters agreement to allocate the responsibility of BMS and its subsidiaries, on the one hand, and MJNC and its subsidiaries, on the other hand, for the payment of taxes resulting from filing (i) tax returns on a combined, consolidated or unitary basis and (ii) single entity tax returns for entities that have both Mead Johnson and non-Mead Johnson operations.

Pursuant to this tax matters agreement, BMS will prepare returns for MJNC for all periods during which MJNC or any of its subsidiaries are included in a combined, consolidated or unitary group with BMS or any of its subsidiaries for federal, state, local or foreign tax purposes, as if MJNC itself were filing as a consolidated, combined or unitary group. BMS will also prepare returns for MJNC for all periods during which a single entity tax return is filed for an entity that has both Mead Johnson and non-Mead Johnson operations. MJNC will make payments to BMS and BMS will make payments to MJNC with respect to such returns, as if such returns were actually required to be filed under the laws of the applicable taxing jurisdiction and BMS were the relevant taxing authority of such jurisdiction. If and when MJNC and its subsidiaries cease to be included in BMS’s consolidated tax returns, BMS will compensate MJNC for tax attributes for which MJNC was not previously compensated and that BMS used, and MJNC will reimburse BMS for tax attributes for which MJNC was previously compensated but that BMS never used.

Employee Matters Agreement—On January 31, 2009, MJNR entered into an employee matters agreement with BMS. The employee matters agreement governs BMS’s, MJNC’s and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after this offering with respect to:

•	employees and former employees (and their respective dependents and beneficiaries) who are or were associated with BMS, MJNC or the parties’ respective subsidiaries or affiliates;

•	the allocation of assets and liabilities as it relates to certain employee benefit, pension, welfare, compensation, employment, severance and termination-related matters; and

•	other human resources, employment and employee benefits matters.

Defined Benefit, Supplemental Retirement and Indemnity Plans—The employee matters agreement provides for the transfer from the BMS qualified defined benefit pension plan in the United States to a Mead Johnson qualified defined benefit pension plan in the U.S., with assets and liabilities allocable to the participants transferring to MJNC based on assumptions set forth in the employee matters agreement. Outside of the United States, BMS transferred to MJNC defined benefit plans pension assets and liabilities allocable to the employees transferring to MJNC in certain countries as described in the employee matters agreement. MJNC assumed liabilities allocable to employees transferring to MJNC under certain pension, supplemental retirement and termination indemnity plans. The net obligation to be transferred is estimated to be between $40.0 and $50.0.

Defined Contribution Plans—The employee matters agreement provides for the transfer from the U.S. BMS qualified defined contribution plan to a U.S. Mead Johnson qualified defined contribution plan, with assets and liabilities allocable to the participants transferring to the U.S. Mead Johnson qualified defined contribution plan. Outside of the United States, BMS will transfer to MJNC’s defined contribution plans assets allocable to the employees transferring to MJNC in certain countries as described in the employee matters agreement. MJNC also assumed supplemental benefit plan liabilities allocable to employees transferring to MJNC as set forth in the employee matters agreement. In addition, MJNC has formed certain new retirement plans.

MJN 2009 Stock Award and Incentive Plan—In December 2008, the MJNC Board approved the MJN 2009 Stock Award and Incentive Plan (“MJN 2009 Plan”). The MJN 2009 Plan provides for the grant of options to purchase MJNC Class A common stock intended to qualify as incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, stock units, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards and performance awards. Executive officers and other employees of MJNC or one of its subsidiaries or affiliates, and non-employee directors and others who provide substantial services to us, are eligible to be granted awards under the MJN 2009 Plan. Under the MJN 2009 Plan, 25 million shares of MJNC have been reserved for delivery to participants.

2009 Founder’s Awards—On February 11, 2009, MJNC granted approximately 350,000 restricted stock units as “founder’s awards” to approximately 140 of MJN’s employees, including each of MJNC’s Named Executive Officers. These founder’s awards will vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. The value of these founder’s awards was tied to each employee’s grade level.

Additional Intercompany Note—On January 31, 2009, Mead Johnson Venezuela S.C.A., a wholly owned indirect subsidiary of MJNC issued a note in the local currency equivalent of $5.8 aggregate principal amount payable to Bristol-Myers Squibb de Venezuela S.C.A., a wholly owned subsidiary of BMS. This note will (i) mature in 2014, (ii) require no amortization payments, (iii) be prepayable at MJNC’s option and (iv) bear interest at a fixed rate of approximately 24% per annum.

Credit Revolver—On February 17, 2009, MJNC entered into a three-year syndicated revolving credit facility agreement. The credit facility is unsecured and provides for borrowings and letters of credit up to $410.0.

Long-Term Supply Agreement

MJN entered into a long-term supply agreement on January 16, 2009, and effective as of January 1, 2010. The agreement is a ten year contract, with an exit clause after five years, and contains a minimum volume purchase commitment of $55.1 for infant formula base product for the initial five-year period, beginning 2010.

22.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollars in Millions, Except Per Share Data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2008:
Net Sales	$703.3	$728.6	$742.8	$707.7	$2,882.4
Gross Margin	451.5	456.3	454.9	439.9	1,802.6
Net Earnings attributable to shareholders	130.6	114.2	102.7	46.4	393.9
Basic and Diluted Earnings per Share:
Net Earnings per Share attributable to shareholders	$0.77	$0.67	$0.61	$0.27	$2.32

2007:
Net Sales	$609.1	$621.1	$677.0	$669.2	$2,576.4
Gross Margin	392.5	393.5	427.4	414.3	1,627.7
Net Earnings attributable to shareholders	110.2	94.3	115.5	102.5	422.5
Basic and Diluted Earnings per Share:
Net Earnings per Share attributable to shareholders	$0.65	$0.56	$0.68	$0.60	$2.49

SCHEDULE II

MEAD JOHNSON NUTRITION, A DIVISION OF BRISTOL-MYERS SQUIBB COMPANY

MEAD JOHNSON NUTRITION

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Provisions for bad debts	Bad debts written off	Other	Balance at end of period
Dollars in millions
Allowances for Doubtful Accounts
For the year ended December 31, 2008	$29.9	$0.6	$(19.5)	$(4.0)	$7.0
For the year ended December 31, 2007(1)	8.2	22.3	(1.3)	0.7	29.9
For the year ended December 31, 2006	12.0	2.4	(6.7)	0.5	8.2

(1)

During the year ended December 31, 2007, the Company terminated its distribution agreement with a Philippines distributor, which had become financially insolvent. A provision of $17.6 was recorded to reserve the net receivable balance. During the year ended December 31, 2008, this receivable, along with the related reserve, was written off.

Description	Balance at beginning of period	Provision for valuation allowance	Release of valuation allowance/ other	Balance at end of period
Dollars in millions
Valuation Allowance on Deferred Tax Assets
For the year ended December 31, 2008	$18.2	$1.3	$(2.9)	$16.6
For the year ended December 31, 2007	10.2	8.1	(0.1)	18.2
For the year ended December 31, 2006	4.3	5.9	—	10.2